Exhibit 10.6

Dated 17th December 2002

CONTAINERS SERVICES INC.

-and-

CONTAINERS LINES INC.

as Borrowers

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Banks

-and-

AEGEAN BALTIC BANK S.A.

as Agent

-and-

HSH NORDBANK AG

as Paying Agent and Security Trustee

FINANCIAL AGREEMENT

relating to short and long-term loan facilities

of up to US$ 60,000,000 in aggregate

to assist in partly financing the construction and acquisition of two 4,300 TEU container vessels under construction at Samsung Heavy Industries Ltd.

having Builder’s Hull Numbers 1455 and 1456

CONTENTS

CLAUSE

1	PURPOSE AND DEFINITIONS	4
2	THE FACILITIES	26
3	AVAILABILITY – COMMITMENTS BY THE BANKS – POSITION OF THE CREDITORS AND THE INSTRUCTING GROUP	28
4	NOTICE OF DRAWDOWN	30
5	INTEREST	32
6	INTEREST PERIODS	32
7	HEDGING TRANSACTIONS	33
8	ALTERNATIVE AND FORWARD CURRENCY OPTIONS	35
9	SUBSTITUTE BASIS	39
10	PREPAYMENT	40
11	EARNINGS ACCOUNTS	42
12	REPAYMENT	43
13	EVIDENCE OF DEBT	45
14	PAYMENTS	45
15	CHANGE OF CIRCUMSTANCES	47
16	REPRESENTATIONS AND WARRANTIES	50
17	SECURITIES	53
18	CONDITIONS PRECEDENT	54
19	MAINTENANCE OF SECURITY	58
20	FINANCIAL AND OTHER INFORMATION	59
21	UNDERTAKINGS	60
22	INSURANCE UNDERTAKINGS	66
23	EVENTS OF DEFAULT	70
24	PROCEEDS AND APPLICATION	73
25	FEES	74
26	EXPENSES	75
27	INDEMNITY	75
28	STAMP DUTIES	76
29	NO WAIVER	76
30	PARTIAL INVALIDITY	76
31	THE AGENT, THE PAYING AGENT, THE SECURITY TRUSTEE, AND THE BANKS	76
32	RETIREMENT OF THE AGENT, PAYING AGENT AND THE SECURITY TRUSTEE	83
33	ASSIGNMENTS AND TRANSFERS	84
34	LANGUAGE	86
35	NON-IMMUNITY	86
36	NOTICES	87
37	APPLICABLE LAW AND JURISDICTION	88

38	AGENT FOR SERVICE OF PROCESS	88
39	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	88
40	COUNTERPARTS	88

SCHEDULE 1		91
THE BANKS AND THEIR COMMITMENTS		91
SCHEDULE 2		92
NOTICE OF DRAWDOWN		92
SCHEDULE 3		93
FORM OF TRANSFER CERTIFICATE		93

THIS AGREEMENT is made on the 17th day of December 2002

BETWEEN

1                                         (a)     CONTAINERS SERVICES INC., a corporation organised and existing under the laws of the Republic of Liberia having its registered office at 80, Broad Street, Monrovia, Republic of Liberia (“Containers Services”); and

(b)     CONTAINERS LINES INC., a corporation organised and existing under the laws of the Republic of Liberia having its registered office at 80, Broad Street, Monrovia, Republic of Liberia (“Containers Lines” and together with Containers Services “the Borrowers”), as joint and several borrowers;

2                                        THE BANKS listed in Schedule 1 as lenders (together “the Banks”) as lenders;

3                                        AEGEAN BALTIC BANK S.A. of 28, Diligianni Street, Kifissia 145 62, Athens, Republic of Greece (“the Agent”) as agent;

4                                        HSH NORDBANK AG (the successor by way of merger of LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE and HAMBURGISCHE LANDESBANK) of Gerhart – Hauptmann – Platz – 50, D-20095, Hamburg the Federal Republic of Germany (“the Paying Agent” and “the Security Trustee”) in its capacity as paying agent and security trustee; and

5                                        HSH NORDBANK AG (the successor by way of merger of LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE and HAMBURGISCHE LANDESBANK) of Gerhart – Hauptmann – Platz – 50, D-20095, Hamburg the Federal Republic of Germany (“the Swap Agent”) as party to the Master Agreement (as hereinafter defined).

1                                        PURPOSE AND DEFINITIONS

1.1          This Agreement sets out the terms and conditions on which the Banks have agreed to make available to the Borrowers as joint and several borrowers certain loan facilities not exceeding in aggregate US$ 60,000,000 which will be made available to the Borrowers to assist in part financing the construction and acquisition of the Vessels.

1.2          In this Agreement the following terms shall have the following meanings unless the context otherwise requires -

“Additional Construction Costs” means in respect of a Vessel, any increase in the Contract Price under Article II paragraph 2 of the relevant Shipbuilding Contract;

“Additional Construction Expenses” means together (i) the Additional Construction Costs and (ii) any expenses incurred by the relevant Borrower during the construction period of the relevant Vessel related to its construction, supervision and delivery and being additional to the Contract Price and the Additional Construction Costs in respect thereof and (iii) interest due and payable under this Agreement in respect of the relevant Pre-delivery Advance and accrued until the Drawdown Date of the relevant Post-Delivery Junior Facility Advance, as stated in the relevant Statement of Additional Construction Expenses;

“Advance” or “Advances” means, save as otherwise provided herein, an advance or advances of a Facility made or to be made by the Banks hereunder;

“Advance A” means the Pre-Delivery Facility Advance related to Newbuilding A and referred to in Clause 4.3(a);

“Advance B” means the Pre-Delivery Facility Advance related to Newbuilding B referred to in Clause 4.3(b);

“Advance C” means the Post-Delivery Senior Facility Advance related to Newbuilding A referred to in Clause 4.4(a);

“Advance C Balloon Payment” has the meaning given in Clause 12.2.1;

“Advance C Maturity Date” means the date falling 10 years after Drawdown Date of Advance C;

“Advance C Repayment Instalments” has the meaning given in Clause 12.2.1;

“Advance D” means the Post-Delivery Senior Facility Advance related to Newbuilding B referred to in Clause 4.4(b);

“Advance D Balloon Payment” has the meaning given in Clause 12.2.2;

“Advance D Maturity Date” means the date falling 10 years after Drawdown Date of Advance D;

“Advance D Repayment Instalments” has the meaning given in Clause 12.2.2;

“Advance E” means the Post-Delivery Junior Facility Advance related to Newbuilding A and referred to in Clause 4.5(a);

“Advance E Balloon Payment” has the meaning given in Clause 12.3.1;

“Advance E Maturity Date” means the date falling 10 years after Drawdown Date of Advance E;

“Advance E Repayment Instalments” has the meaning given in Clause 12.3.1;

“Advance F” means the Post-Delivery Junior Facility Advance related to Newbuilding B and referred to in Clause 4.5(b);

“Advance F Balloon Payment” has the meaning given in Clause 12.3.2;

“Advance F Maturity Date” means the date falling 10 years after Drawdown Date of Advance F;

“Advance F Repayment Instalments” has the meaning given in Clause 12.3.2;

“AML Time Charter” means, in respect of a Vessel, the time charter entered or to be entered into between the Bareboat Charterer and the relevant Borrower;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements are based, which are International Accounting Standards and Principles and practices or such other generally accepted international accounting principles, standards and practices adopted by Danaos and Danaos Shipping Co. Ltd after the date hereof and notified to the Agent and accepted by the Agent;

“Applicable Margin” means:

(a)           in respect of the Pre-Delivery Facility One point Twenty Five per cent (1.25%) per annum;

(b)           in respect of the Post-Delivery Senior Facility Zero point Seven hundred Seventy Five per cent (0.775%) per annum; and

(c)           in respect of the Post-Delivery Junior Facility Zero point Seven hundred Seventy Five per cent (0.775%) per annum;

“Approved Brokers” means the insurance brokers appointed by the Bareboat Charterer with the Security Trustee’s prior approval;

“Approved Currency” means any currency other than Dollars which is freely transferable and convertible into Dollars and in which deposits are freely available to the Banks in the London and/or Luxembourg Interbank Eurocurrency Market;

“Approved Management Agreement” means the management agreement for each Vessel made or to be made between the Bareboat Charterer and the Manager on terms acceptable to the Agent;

“Auditors” means a first class firm of international accountants to be approved by the Agent;

“Availability Period” means for each Facility the period commencing from the date of this Agreement and ending on the Final Availability Date in respect thereof;

“Balloon Payments” means collectively the Advance C Balloon Payment, the Advance D Balloon Payment, the Advance E Balloon Payment and the Advance F Balloon Payment and in the singular means any of them;

“Bank” means:

(a)           a bank or a financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent in accordance with Clause 34.14); or

(b)           a direct or indirect assignee of such bank or financial institution or of a successor of it; or

(c)           a direct or indirect successor of an assignee such as is mentioned in (b) unless any of the foregoing has assigned all of its rights and novated all its obligations and liabilities under the Finance Documents;

“Bareboat Charterer” means Allocean Maritime Container (No.3) Limited, a company incorporated under the laws of England and Wales (registered number 4806608) whose registered office is at Ground Floor, 40 Queen Street, London EC4R 1DD;

“Bareboat Charter” means, in respect of a Vessel, the bareboat charter entered or to be entered into between the relevant Owner and the Bareboat Charterer;

“Broken Funding Costs” means any amount that the Paying Agent may certify as necessary to compensate the Banks for any loss (other than Taxes) incurred or to be incurred by them as a consequence of repayment in respect of funds borrowed (or committed to be borrowed) or deposits taken (or committed to be taken) from third parties in connection with the commitment of the Banks in the Facilities, or in liquidating or re-employing such funds or deposits for the remaining part of the then current Interest Period;

“Business Day” means a day on which banks and financial markets are open for business in all of New York, London, Athens and Hamburg and any other financial centre which the Paying Agent may deem appropriate for the operation of the provisions of this Agreement;

“Charter” means, in respect of a Vessel, the time charterparty dated 22nd July 2003 made between the relevant Borrower and the Charterer;

“Charter Assignment Agreements” means collectively the time charter assignment agreements in respect of the Charter and the Earnings between each of the Borrowers and the Security Trustee in form and substance satisfactory to the Creditors in their sole discretion;

“Charterer” means P & O Nedlloyd B.V.;

“Classification Society” means Det Norske Veritas or such other classification society as the Agent and the Security Trustee may approve in writing, such approval not to be unreasonably withheld;

“Commitment” means in relation to a Bank the amount set out opposite its name in Schedule 1 (in respect of each Facility) as reduced or cancelled by any relevant term of this Agreement;

“Containers Lines Deposit Account” means the account held with the Royal Bank of Scotland, designated “Containers Lines Deposit Account” with account number 98091625 in the name of Containers Lines.

“Containers Lines Earnings Account” means the interest-bearing deposit account number 110 154 021 in the name of Containers Lines to be maintained throughout the Security Period with the Paying Agent in Hamburg, the Federal Republic of Germany, such account to include any substitute account or revised account or revised designation or number whatsoever;

“Containers Lines Earnings Account Charge” means the charge granted by Containers Lines, in favour of the Security Trustee in respect of the Container Lines Earnings Account in form and substance satisfactory to the Security Trustee in its absolute discretion.

“Containers Lines Second Priority Deposit Account Charge” means the second priority charge granted by Containers Lines, in favour of the Security Trustee in respect of the Container Lines Deposit Account in form and substance satisfactory to the Security Trustee in its absolute discretion.

“Containers Services Deposit Account” means the account held with the Royal Bank of Scotland, designated “Containers Services Deposit Account” with account number 98091672 in the name of the Containers Services.

“Containers Services Earnings Account” means the interest-bearing deposit account number 110 154 043 in the name of Containers Services to be maintained throughout the Security Period with the Paying Agent in Hamburg, the Federal Republic of Germany, such account to include any substitute account or revised account or revised designation or number whatsoever;

“Containers Services Earnings Account Charge” means the charge granted by Containers Services, in favour of the Security Trustee in respect of the Container Services Earnings Account in form and substance satisfactory to the Security Trustee in its absolute discretion.

“Containers Services Second Priority Deposit Account Charge” means the second priority charge granted by Containers Services, in favour of the Security Trustee in respect of the Container Services Deposit Account in form and substance satisfactory to the Security Trustee in its absolute discretion.

“Contract Price” means the contract price of the relevant Vessel as set out in Article II.1 of each of the relevant Shipbuilding Contracts;

“Creditor Borrower” has the meaning given in Clause 2.6;

“Creditors” means at any time each of the Parties to the Finance Documents other than the Obligors;

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any credit support document which has the effect of creating an Encumbrance in favour of the Security Trustee or the Swap Agent in its capacity as a party to the Master Agreement;

“Credit Support Provider” means any person (other than the Borrowers) described as such in the Master Agreement;

“Currency Equivalent” means, as at any date upon which any part of either or both Post- Delivery Facilities is denominated in one Approved Currency and is to be converted (actually or notionally) into another Approved Currency as provided in this Agreement, the amount of the relevant currency required for the purchase of the Existing Currency with the New Currency converted at the applicable Forward Rate of Exchange derived from Forward F/X Contracts maturing on such date or, if none, at the Spot Rate of Exchange;

“Currency Tranches” means, in relation to each Post-Delivery Facility, at any time, such part of such Post-Delivery Facility which is denominated in Approved Currencies and, in case such part of either or both Post-Delivery Facilities are denominated in two such Approved Currencies, “Currency Tranche” means each part of each Post-Delivery Facility which is denominated in one Approved Currency;

“Danaos” means Danaos Holdings Limited, a company duly formed and validly existing under the laws of the Republic of Liberia with its registered office at 80, Broad Street, Monrovia in the Republic of Liberia;

“Danaos Guarantee” means the guarantee dated 17th December, 2002 granted by Danaos to the Security Trustee, the Agent, the Paying Agent, and the other Creditors in substantially in form and substance satisfactory to the Creditors in their sole discretion (as the same may have been amended from time to time);

“Debt Proceeds” means (i) any proceeds from the enforcement of any of the Security Documents, and (ii) following an Event of Default any moneys standing to the credit of the Borrowers in the Earnings Accounts, in each case where such monies do not constitute Proceeds;

“Debtor Borrower” has the meaning given in Clause 2.6;

“Declarations of Trust” means each of the declarations of trust made by the relevant Owner in favour of the relevant Partnership conferring upon the relevant Partnership a beneficial interest in the relevant Vessel and all other assets of the relevant Owner and Declaration of Trust means either of them.

“Deeds of Counter-Indemnity” means each the counter-indemnity granted by the Sponsor in favour of the Security Trustee.

“Default Rate” means the aggregate of (i) LIBOR, (ii) the Applicable Margin and (iii) Two per cent (2%) per annum;

“Delivery Date” means the date on which Samsung is to deliver to the relevant Owner the relevant Vessel pursuant to Article VII paragraph 1 of the respective Shipbuilding Contract;

“Deposit Accounts” means together the Containers Services Deposit Account and the Containers Lines Deposit Account and “Deposit Account” means either of them.

“Deposit Bank” means the Royal Bank of Scotland plc of 135 Bishopsgate, London, EC3M 3LR.

“Distribution Monies” means:

(a)           any monies received by any of the Creditors, the Paying Agent, the Agent or the Security Trustee (or by any receiver or similar person appointed by any of them) from an Enforcement Action, or from the proceeds or dissolution or liquidation of any of the Obligors or the distribution of its assets among its creditors (however such liquidation or distribution may occur);

(b)           any monies received by the Creditors or the Paying Agent, or the Agent or the Security Trustee as named insured, loss payee, beneficiary or assignee of any insurance polices of either of the Bareboat Charterers in consequence of or after any Enforcement Action;

“Dollar Reference Amount” means, when the whole or part of either or both Post-Delivery Facilities is, for the time being, denominated in Dollars, the outstanding principal amount thereof and, in relation to a Currency Tranche, the amount of Dollars which would have been outstanding if such Currency Tranche had been advanced in and always thereafter remained denominated in Dollars, as it would have been reduced from time to time by repayments and prepayments (except for prepayment made under Clause 8.3) under this Agreement if the same had been made in Dollars;

“Drawdown Date” means the Business Day on which an Advance is advanced to the Borrowers;

“Early Termination Date” shall have the meaning attributed thereto in the Master Agreement;

“Earnings” means all freights, charter hires and any other amounts whatsoever which may at any time be earned by, or become payable to or for the account of the Borrowers or their agents arising out of or as a result of the or operation of the Vessels by the Borrowers or their agents, or under or in relation to any charterparties, contract of carriage or other contract (including a salvage or towage contract) for the use, operation of the Vessels, together with all payments for the variation of any such contract, all damages for any breach of any such contract, all general average and salvage remuneration and all compensation receivable in respect of any requisition for hire;

“Earnings Accounts” means together the Containers Services Earnings Account and the Containers Lines Earnings Account and “Earnings Account” means either of them.

“Earnings Account Charges” means together the Containers Services Earnings Account Charge and the Containers Lines Earnings Account Charge.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust agreement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential agreement (including without limitation, title transfer and/or retention arrangements having a similar effect);

“Enforcement Action” shall mean any of the following actions taken by any of the Creditors, by means of an instruction to the Security Trustee, by the Instructing Group or otherwise;

(a)           accelerating the due date of any liability of the Borrowers;

(b)           commencing to enforce, or enforcing any Finance Documents;

(c)           commencing to enforce or instructing the Security Trustee to commence to enforce, the Finance Documents or any of them, or exercising any power under any Finance Document;

(d)           taking any other action against any of the Obligors or their assets or threatening any other action against any of the Obligors or their assets, the taking of which could materially affect the common interests of the Creditors;

“Environmental Approvals” means any permit, licence, approval, ruling, certification, exemption or other authorisation relating to the Vessels required under applicable Environmental Laws;

“Environmental Claim”  means:

(a)           any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)           any claim by any other person howsoever relating to or arising out of an Environmental Incident and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise;

“Environmental Incident” means:

(a)           any release, discharge, disposal or emission of Material of Environmental Concern by or from a Vessel;

(b)           any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Vessel and which involves collision between a Vessel and such other ship or some other incident of navigation or operation, in either case, where a Vessel or manager of the relevant Vessels is or are actually or allegedly at fault or otherwise liable (in whole or in part); or

(c)           any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than the Vessels and where the Vessels are actually or potentially liable to be arrested or attached as a result and/or where the Borrower or the managers of the Vessels is or are actually or allegedly at fault or otherwise liable (in whole or in part);

“Environmental Laws” means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements whatsoever pertaining to pollution or protection of human health or the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Event of Default” means any of the events listed in Clause 23;

“Existing Currency” means, in relation to any conversion between Approved Currencies to be made under Clause 8, the Approved Currency in which the relevant part of the relevant Post-Delivery Facility is denominated before conversion;

“Facilities” means together the Pre-Delivery Facility and the Post-Delivery Facilities granted by the Banks under Clause 2.1 and in the singular means any of them;

“Final Availability Date” means:

(a)           in the case of a Pre-Delivery Facility Advance:  30th December 2003; and

(b)           in case of a Post-Delivery Senior Facility Advance:  30th December 2004; and

(c)           in the case of a Post Delivery Junior Facility Advance:  30th December 2004;

(or in any such case, such later date as the Agent may agree with the authorisation of the Banks);

“Finance Documents” means:

(a)           this Agreement;

(b)           the Security Documents;

(c)           the Supplemental Agreement;

(d)           the Supplemental Agreement No.2;

(e)           the Intercreditor Deed;

(f)            the Multipartite Agreement; and

(g)           any other document (whether creating an Encumbrance or not) which is executed any time by a Borrower or any other person as security for, or to establish any form of subordination or priorities’ arrangement in relation to any amount payable to the Creditors under this Agreement or any of the documents referred to in this definition;

“Financial Statements” means the audited annual consolidated financial statements of the Group together with the audited annual financial statements of Danaos Shipping Co. Ltd each comprising of a statement of income, balance sheet, cash flow statement and relative notes;

“Forward F/X Contracts” means together contracts to be concluded between the Borrowers and the Swap Agent pursuant to the Master Agreement for forward purchase of one Relevant Currency with another, as referred to in Clause 8.4 and, in the singular, means any one of such contracts;

“Forward Rate of Exchange” means the rate quoted by the Swap Agent for the forward purchase of one Relevant Currency with another Relevant Currency;

“F/X Transaction” means a Transaction entered into between the Swap Agent and the Borrowers pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrowers currency risk under this Agreement and in respect of monies held in the Deposit Account;

“General Assignments” means each of the assignments entered or to be entered into by the relevant Partnership, the General Partner, the relevant Owner and the Security Trustee in respect of the Assigned Property (as such term is defined therein);

“General Partner” means Allco Finance Limited;

“Group” means Danaos, the Borrowers and all other Subsidiaries of Danaos and “members of the Group” shall be construed accordingly;

“Hedging Transaction” means a Transaction entered into between the Swap Agent and the Borrowers pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrowers’ interest rate risk pursuant to this Agreement;

“Indebtedness” means together the Pre-Delivery Facility Indebtedness, the Post Delivery Senior Facility Indebtedness, the Post Delivery Junior Facility Indebtedness and the Master Agreement Liabilities;

“Instructing Group”  means:

(a)           subject to (b) below, all the Banks, the aggregate of whose Commitments (as reduced pursuant to the relevant provisions of this Agreement) equals or exceeds seventy-five per cent (75%) of the Total Commitments; and

(b)           if any Bank transfers its Commitment (in part or in whole) pursuant to Clause 34 (Assignments) its reduced Commitment shall be used in the calculation in (a) above;

“Insurance Documents” means all slips, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances;

“Insurances” means all policies and contracts of insurance (including all entries of each of the Vessels in a protection and indemnity and war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with the Vessels and the Earnings of the Vessels pursuant to Clause 22 of this Agreement and all benefits of such insurances, including all claims of whatsoever nature and return of premiums;

“Insurers” means the underwriters, insurance companies and mutual insurance associations with or by which the Insurances are effected;

“Intercreditor Deed” means the deed entered into or to be entered into between the Investor, Danaos and the Security Trustee;

“Interest Determination Date” means the date of determination of an Interest Rate by the Paying Agent for the relevant Interest Period;

“Interest Payment Date” means the last day of any Interest Period save that in the case of any Interest Period of more than three (3) months duration, the Interest Payment Dates shall be each of the dates falling at consecutive three (3) monthly intervals after the commencement thereof and the last day thereof provided that if any such date is not a Business Day the relevant Interest Payment Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the relevant Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means each of the successive periods determined in accordance with Clause 6 of this Agreement;

“Interest Rate” means in respect of each Facility the aggregate of (a) the Applicable Margin and (b) LIBOR;

“Investor” means Lloyds TSB Equipment Leasing (No 6) Limited, company number 04440302, whose registered office is at 25 Gresham Street, London, EC2V 7HN.

“ISM Code” means:

(a)           ‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)           all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes the document of compliance (DOC)and safety management certificate (SMC) issued pursuant to the ISM Code in relation to each Vessel within the periods specified by the ISM Code.

“ISM Responsible Person” means -

(a)           each and every person who has assumed responsibility for the operation of either Vessel and has agreed to take over or is required to assume responsibility for the performance or observance of the duties and responsibilities imposed by the ISM Code; and

(b)           each and every person ashore who is a ‘designated person’ for the purposes of the ISM Code with direct access to the highest level of management of the Bareboat Charterer or operator and who, in that capacity, has under the ISM Code responsibility and authority which includes -

(i)            monitoring the safety and pollution prevention aspects of the operation of the relevant Vessel; and

(ii)          ensuring that adequate resources and shore-based support are supplied,

as required under the ISM Code.”ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;

“ISPS Code Documentation” includes the ISSC issued pursuant to the ISPS Code in relation to each Vessel within the periods specified by the ISPS Code.

“L/C Bank” means The Royal Bank of Scotland plc of 135 Bishopsgate, London EC3M 3UR;

“Letter of Credit means the letter of credit provided by the L/C Bank to the Investor;

“LIBOR” in relation to any period means the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one sixteenth of one per cent) of the offered rates which appear on Telerate Page 3750 at or about 11.00 a.m. (London time) two (2) Business Days prior to the commencement of that period or other relevant period provided that if at that time there are no such rates for such deposits it means the rate determined by the Paying Agent in consultation with the Banks to be that which expresses as a percentage rate per annum the cost to them of obtaining such deposits for the relevant periods from whatever sources they may select;

“Loan to Value Ratio” shall have the meaning given to that term in Clause 19.2;

“Manager’s Undertaking” means each undertaking given by the Manager to the Security Trustee in form and substance satisfactory to the Creditors in their sole discretion;

“Manager” means Allocean Maritime Limited, a company incorporated in England & Wales having its registered office at Ground Floor, 40 Queen Street, London EC4R 1DD;

“Master Agreement” means an agreement made or to be made between the Swap Agent and the Borrowers comprising an ISDA Master Agreement, Schedules thereto and each Confirmation (as defined therein) supplemental thereto and includes any Transactions or other contracts (including without limitation any Forward F/X Contracts) between the Swap Agent and the Borrowers entered into on (inter alia) the terms of such agreement;

“Master Agreement Liabilities” means, at any relevant time, all liabilities of the Borrowers to the Swap Agent under or pursuant to the Master Agreement, whether actual or contingent, present or future;

“Material of Environmental Concern” means oil, oil products and any other substance including any chemical, gas or other hazardous or noxious substance) which is (or is capable or being or becoming) polluting toxic or hazardous;

“Mortgages” means in respect of a Vessel together the first priority mortgage and deed of covenants collateral thereto to be executed and delivered by the relevant Owner in favour of the Security Trustee acting for and on behalf of the Creditors, in form and substance satisfactory to the Creditors in their sole discretion;

“Multipartite Deeds” means each of the deeds entered or to be entered between the Security Trustee, the relevant Borrower, the L/C Bank and the Deposit Bank.

“New Currency” means, in relation to any conversion between Approved Currencies to be made under Clause 8, the Approved Currency in which the relevant part of the relevant Post-Delivery Facility is denominated after conversion;

“Newbuilding A” means the fully cellular container vessel having hull no. 1455 being constructed by Samsung pursuant to the Shipbuilding Contract A;

“Newbuilding B” means the fully cellular container vessel having hull no. 1456 being constructed by Samsung pursuant to the Shipbuilding Contract B;

“Notice of Drawdown” means the written notice in the form set out in Schedule 2;

“Nomination Date” means the Business Day which is three (3) Business Days prior to the commencement of an Interest Period;

“Notional Amount” means in respect of any Hedging Transaction, the Notional Amount as defined in the Confirmation (as defined in the Master Agreement) relating to that Hedging Transaction;

“Novation Agreement” means in respect of a Vessel, the agreement dated 18th February 2004 entered into by the relevant Borrower, the relevant Owner and Samsung whereby the parties agreed that the relevant Vessel would be delivered to the relevant Owner;

“Obligors” means together the Borrowers and Danaos;

“Owners” means each of Ocean Caribbean Limited and Ocean Caracas Limited;

“Partnership” means each of the Ocean Caribbean Limited Partnership, and the Ocean Caracas Limited Partnership each a limited partnership in England under the Limited Partnerships Act 1907 whose principal place of business is at 5th Floor, 40 Queen Street, London EC4R 1DD acting by the General Partner;

“Party” means in relation to any document, a party to that document;

“Permitted Encumbrance” means:

(a)           any Encumbrance referred to in the Finance Documents; and

(b)           any lien on any Vessel for crew’s wages or salvage or otherwise arising in the normal course of trading and being regularly settled, the total amount of such lien or liens not to be material in the sole opinion of the Agent in relation to any security created in favour of the Security Trustee or the Creditors pursuant to the Finance Documents;

“Post-Delivery Advances” means together the Post-Delivery Senior Facility Advances and the Post-Delivery Junior Facility Advances and in the singular means any of them;

“Post-Delivery Facilities” means together the Post-Delivery Senior Facility and the Post-Delivery Junior Facility and in the singular means either of them;

“Post-Delivery Junior Facility” means the principal amount of the aggregate of the Advances under the Post-Delivery Junior Facility from time to time outstanding;

“Post-Delivery Junior Facility Advances” means together Advance E and Advance F and in the singular means either of them;

“Post-Delivery Junior Facility Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrowers (whether as principal, surety or otherwise) to the Agent and/or Paying Agent and/or Security Trustee and/or the Post-Delivery Junior Lenders under this Agreement and the other Finance Documents and related to the Post-Delivery Junior Facility;

“Post-Delivery Junior Lenders” means together those Banks providing the Post-Delivery Junior Facility or any part thereof;

“Post-Delivery Senior Facility” means the principal amount of the aggregate of the Advances under the Post-Delivery Senior Facility from time to time outstanding;

“Post-Delivery Senior Facility Advances” means together Advance C and Advance D and in the singular means either of them;

“Post-Delivery Senior Facility Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrowers (whether as principal, surety or otherwise) to the Agent and/or Paying Agent and/or Security Trustee and/or the Post-Delivery Senior Lenders under this Agreement and the other Finance Documents and related to the Post-Delivery Senior Facility;

“Post-Delivery Senior Lenders” means together those Banks providing the Post-Delivery Senior Facility or any part thereof;

“Potential Event of Default” means any event which may become with the giving of notice or passage of time or other condition, or any combination of the foregoing, an Event of Default;

“Pre-Delivery Advances” means together Advance A and Advance B and in the singular means either of them;

“Pre-Delivery Facility” means the principal amount of the aggregate of the Advances under the Pre-Delivery Facility from time to time outstanding;

“Pre-Delivery Facility Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrowers (whether as principal, surety or otherwise) to the Agent and/or Paying Agent and/or Security Trustee and/or the Banks under this Agreement and the other Finance Documents and related to the Pre-Delivery Facility;

“Pre-Delivery Lenders” means together those Banks providing the Pre-Delivery Facility or any part thereof;

“Proceeds” shall have the meaning given thereto in the Intercreditor Deed;

“Protection and Indemnity Risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;

“Put Option Agreements” means each of the put option agreement entered or to be entered into between the Sponsor and the Investor under which the Investor may, in certain circumstances, require the Sponsor to purchase (on a limited recourse basis) its interest in the relevant Partnership.

“Refund Guarantees” means together the refund guarantees dated February 2004 by the Refund Guarantors pursuant to the Shipbuilding Contracts and in the singular means any of them;

“Refund Guarantors” means the Export-Import Bank of Korea of Seoul, Korea;

“Relevant Currency” means Dollars and/or the Approved Currency in which the Post-Delivery Facilities or either of them or any part thereof are or will be denominated (as the case may be) at the relevant time;

“Repayment Date” means each of the dates referred to in Clauses 12.1.1, 12.1.2, 12.2.1, 12.2.2, 12.3.1 and 12.3.2;

“Repayment Instalments” means together the Advance C Repayment Instalments, the Advance D Repayment Instalments, the Advance E Repayment Instalments and the Advance F Repayment Instalments and in the singular means any of them;

“Samsung” means Samsung Heavy Industries Co., Ltd, having its registered office at  647-9, Yoksam-Dong, Kangnam-ku, Seoul, Republic of Korea;

“Second Priority Deposit Account Charges” means together the Containers Services Second Priority Deposit Account Charge and the Containers Lines Second Priority Deposit Account Charge;

“Security Documents” means the Manager’s Undertakings, the Earnings Account Charges, the Danaos Guarantee, the General Assignments, the Second Priority Deposit Account Charges, the Mortgages, the Charter Assignment Agreements, the Deeds of

Counter-Indemnity, the Master Agreement, the Credit Support Documents, and any other agreement or document that may be executed at any time by the Borrowers or any other person as security for all or any part of the Indebtedness;

“Security Period” means the period commencing with the execution of this Agreement and ending on the date on which the Indebtedness is repaid in full to the Banks and the Swap Agent to the full satisfaction of the Agent and the Security Trustee;

“Senior Debt” means together the Pre-Delivery Senior Facility Indebtedness and the Post-Delivery Facility Senior Indebtedness;

“Senior Lenders” means together the Pre-Delivery Lenders and the Post-Delivery Senior Lenders;

“Shipbuilding Contract A” means the shipbuilding contract dated 31st May 2002 entered into between Samsung and Container Services as amended by a supplemental agreement dated 31st May, 2002 as novated by the Novation Agreement for the construction and completion of Newbuilding A at a contract price of US$ 36,050,000 (subject to adjustment in accordance with the Shipbuilding Contract);

“Shipbuilding Contract B” means the shipbuilding contract dated 31st May 2002 entered into between Samsung and Container Lines as amended by a supplemental agreement dated 31st May, 2002 as novated by the Novation Agreement for the construction and completion of Newbuilding B at a contract price of US$ 36,050,000 (subject to adjustment in accordance with the Shipbuilding Contract);

“Shipbuilding Contracts” means collectively Shipbuilding Contract A and Shipbuilding Contract B and singularly either of them;

“Sponsor” means Allco Finance (UK) Limited, a company registered in England & Wales with company number 02818852 whose registered office is at 5th Floor, 40 Queen Street, London, EC4R 1DD;

“Spot Rate of Exchange” means the spot rate (based on the market rate prevailing in the London Interbank Market) quoted by the Swap Agent at or about 11.00 a.m. (London time) on the second or, in the case of Japanese Yen, third Business Day before the date for purchase of one Approved Currency with another Approved Currency;

“Statement of Additional Construction Expenses” means a statement from the Borrowers to the Agent setting out any Additional Construction Expenses that relate to a Vessel;

“Subject Documents” means all of the Finance Documents, the Refund Guarantees, the Shipbuilding Contracts, the Novation Agreements, the Bareboat Charters, the AML Time Charters, the Charters, the Approved Management Agreements (none to be amended, varied, supplemented or modified without the consent of the Agent and the Security Trustee) and together with any other instruments, document or memorandum, scheduled to any of the documents referred to above, and any notice, consent or acknowledgement referred to in or required pursuant to any of the documents referred to above and any document, instrument or memorandum which secures any of the obligations of the Borrowers under this Agreement or under any other Subject Document;

“Subsidiary” means a body corporate from time to time of which another (a) has direct or indirect control, or (b) owns directly or indirectly more than fifty (50) per cent. of the share capital or similar right of ownership (and in this definition “control” means the power to direct the management and the policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise);

“Supplemental Agreement” means the agreement dated 18th February 2004 entered into between the parties hereto;

“Supplemental Agreement No.2” means the agreement dated [●], 2005 entered into between the parties hereto and Danaos;

“Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (other than taxes on the overall net income of the Banks) and “Tax” and “Taxation” shall be construed accordingly;

“Termination Event” shall have the meaning attributed thereto in the Master Agreement;

“Total Commitments” means in relation to the Banks, the aggregate for the time being of their respective Commitments in respect of each Facility;

“Total Construction Cost” means in respect of a Vessel, the aggregate of (i) the Contract Price as per Article II paragraph 1 of the Shipbuilding Contract (ii) the Additional Construction Costs and (iii) the Additional Construction Expenses;

“Total Loss” means, in respect of a Vessel:

(a)           the actual or constructive or compromised or arranged or agreed total loss of such Vessel; and

(b)           the requisition for title or other compulsory acquisition of such Vessel, other than requisition for hire; and

(c)           the capture, seizure, arrest, detention or confiscation of such Vessel by any government or by a person acting or purporting to act on behalf of any government where such Vessel is not released or discharged within sixty (60) days or such lesser period provided in the Vessel’s Insurances;

“Tranche” means such part of each Post-Delivery Advance requested by and made available to the Borrowers and/or continued in a Relevant Currency;

“Transaction” means a transaction entered into between the Swap Agent and the Borrowers and governed by the Master Agreement;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 signed by a Bank and a Transferee whereby:

(i)            such Bank seeks to procure the transfer to such Transferee of all or a part of the Bank’s rights and obligations hereunder, subject to and upon the terms and conditions set out in Clause 34; and;

(ii)           such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 34.5;

“Transferee” means a bank to which a Bank seeks to transfer all or part of its rights and obligations in accordance with Clause 34;

“Trust Property” means collectively -

(i)            the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Trustee under or pursuant to the Finance Documents (including, without limitation, the benefit of all covenants and undertakings given in the Finance Documents);

(ii)           all moneys, property and other assets paid or transferred to or vested in the Security Trustee (or any agent of the Security Trustee) or received or recovered by the Agent and/or the Paying Agent (or any agent of the Agent and/or the Paying Agent) pursuant to, or in connection with, any of the Finance Documents; and

(iii)         all rights, benefits, interests, money, investments, property, and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Trustee (or any agent of the Security Trustee) in respect of the same (or any part thereof);

“US$” or “Dollars” means the lawful currency for the time being of the United States of America;

“Vessels” means together Newbuilding A and the Newbuilding B and in the singular either of them;

“War Risks” means the risk of any hostile acts, mines or torpedoes and all risks excluded by F.C. & S Clauses 24 - 26 (inclusive) of the Institute Time Clauses (Hulls) (1.11.95) (or any equivalent provision);

1.3          In this Agreement references to the “Agent”, “Swap Agent”, “Paying Agent”, “Security Trustee”, or any “Bank” shall be construed so as to include its and any subsequent successors, assigns, transferees and sub-participants in accordance with their respective interests.

1.4          In this Agreement references to periods of ‘months’ shall mean a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month in which such period started and (a) if such numerically corresponding day is not a Business Day, such period shall end on the next following Business Day in the same calendar month, or if there is no such Business Day, such period shall end on the preceding Business Day and (b) if there is no numerically corresponding day in the next calendar month then such period shall end on the last Business Day in that calendar month (and ‘month’ and ‘monthly’ shall be construed accordingly).

1.5          In this Agreement unless the context otherwise requires -

1.5.1       clause headings and sub-headings are inserted for convenience only and shall not affect the construction of the Agreement and unless otherwise specified, all references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

1.5.2       words importing the singular shall include the plural and vice versa;

1.5.3       fees, costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

1.5.4       any reference to agreements, documents or instruments includes a reference to that agreement, document or instrument as amended, supplemented, substituted, novated or assigned from time to time;

1.5.5       references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

1.5.6       a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision;

1.5.7       the words ‘herein’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used;

1.5.8       the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, manager or administrator of or in relation to a company or body corporate or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities.

1.5.9       unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

2             THE FACILITIES

2.1          The Banks hereby agree to make available to the Borrowers, upon the terms and subject to the conditions of this Agreement, the Facilities in an aggregate amount not exceeding at any time Sixty million Dollars (US$60,000,000) comprising -

(i)            prior to the advance of the term loan facilities referred to in paragraphs (ii) and (iii) below, a facility of up to Forty Nine million Dollars (US$49,000,000) (“the Pre-Delivery Facility”) which shall be divided in two Advances of up to Twenty Four million Five hundred thousand Dollars  (US$ 24,500,000) each (each called “a Pre-Delivery Facility Advance”);

(ii)           a term loan facility of up to Forty Five million Dollars (US$ 45,000,000) (the “Post Delivery Senior Facility”) which shall be made available in two advances of up to Twenty Two million Five hundred thousand Dollars (US$22,500,000) (each a “Post -Delivery Senior Facility Advance”); and

(iii)         a term loan facility of up to Fifteen million Dollars (US$15,000,000) ( the “Post Delivery Junior Facility”) which shall be made available in two advances of up to Seven million Five hundred thousand Dollars (US$7,500,000) each (each a “Post-Delivery Junior Facility Advance”).

2.2          The Borrowers shall use the entire proceeds of -

2.2.1       Each Pre-Delivery Facility Advance to finance and/or refinance up to Eighty Seven point Five per cent (87.5%) of the second predelivery instalment payable or paid pursuant to the terms of the Shipbuilding Contract related to each Vessel; and

2.2.2       Each Post-Delivery Senior Facility Advance to refinance partly the Pre-Delivery Facility Advance related to such Vessel, provided however that such Post-Delivery Senior Facility Advance shall not exceed the lower of (a) sixty per cent (60%) of the Total Construction Cost of the relevant Vessel and (b) Twenty Two million Five hundred thousand Dollars (US$22,500,000); and

2.2.3       Each Post-Delivery Junior Facility Advance to (i) refinance the remaining balance of the Pre-Delivery Facility Advance not refinanced by the Post-Delivery Senior Facility Advance related to such Vessel (ii) finance the payment of monies into the Deposit Account in an amount equal to the on-delivery instalment payable by the relevant Owner under the relevant Shipbuilding Contract and (iii) partly finance the Additional Construction Expenses incurred in connection with the relevant Vessel, provided however that each Post-Delivery Junior Facility Advance shall not exceed the lower of (a) twenty per cent (20%) of the Total Construction Cost of the relevant Vessel and (b) Seven million Five hundred thousand Dollars (US$7,500,000).

2.3          Subject to the terms of this Agreement, the Banks shall make Advances under the Facilities to the Borrowers on the Drawdown Dates.

2.4          All the liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several so that each Borrower shall be jointly and severally responsible with the other Borrower for all liabilities and obligations of the Borrowers under this Agreement and so that such liabilities and obligations shall not be impaired by -

1.            any failure of this Agreement to be legal, valid, binding and enforceable in relation to any of the Borrowers whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

2.            any giving of time, forbearance, indulgence, waiver or discharge in relation to any of the Borrowers or to any other party of the Security Documents; or

3.            any other matter or event whatsoever which might have the effect of impairing all or any of the liabilities and obligations of any of the Borrowers.

2.5          Each of the Borrowers declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrower hereunder.

2.6          Until all sums owing to the Banks by the Borrowers under this Agreement and the Security Documents have been paid in full none of the Borrowers (hereinafter called a “Creditor Borrower”) will without the prior written consent of the Agent ask, demand, sue for, take or receive from any member of the Group (or any of them) (hereinafter called a “Debtor Borrower”) by set-off or any other manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent jointly or severally or otherwise howsoever so long as any present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or any of them) pursuant to the Finance Documents or any of them or otherwise whatsoever, whether actual or contingent jointly or severally or otherwise howsoever).

3             AVAILABILITY – COMMITMENTS BY THE BANKS – POSITION OF THE CREDITORS AND THE INSTRUCTING GROUP

3.1          Subject as herein provided -

(1)           the Pre-Delivery Facility is available to the Borrowers for drawing during the Availability Period relating thereto in two (2) Advances (namely Advance A and Advance B);

(2)           the Post-Delivery Senior Facility is available for drawing during the Availability Period relating thereto in two (2) Advances (namely Advance C and Advance D); and

(3)           the Post Delivery Junior Facility is available for drawing during the Availability Period relating thereto in two (2) Advances (namely Advance E and Advance F).

Any part of any Advance which remains undrawn at the close of business in Hamburg on the expiration of the relevant Availability Period shall be automatically cancelled.

3.2          The Banks severally agree with the Borrowers to make each Facility available in the proportionate amount of their Commitments to the Total Commitments in respect of such Facility or any part thereof on the terms and conditions set out in this Agreement. In the event that any Bank fails to make available its Commitment in respect of any Facility neither the Agent, Paying Agent, nor the other Banks shall be liable to the Borrowers to make available all or any part of such Commitment nor to compensate the Borrowers for such failure.

3.3          Notwithstanding any other term of this Agreement, the interests of the Creditors are several and the aggregate of the amounts outstanding at any time hereunder or under the other Finance Documents from the Borrowers to each Creditor is a separate and independent debt; accordingly each Creditor shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement without joining the Agent, the Paying Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.4          However, without the prior consent of the Instructing Group, a Creditor may not bring proceedings in respect of:

(a)           any other liability or obligation of any Obligor under or connected with a Finance Document; or

(b)           any misrepresentation or breach of warranty by any Obligor in or connected with a Finance Document.

3.5          The obligations of the Creditors under this Agreement and the other Finance Documents are several; and a failure of a Creditor to perform its obligations under this Agreement or any other Finance Documents shall not result in:

(a)           the obligations of the other Banks being increased; nor

(b)           any Obligor or any other Creditor being discharged (in whole or in part)

from its obligations under any Finance Document;

and in no circumstances shall a Creditor have any responsibility for a failure of another Creditor to perform its obligations under this Agreement or any other Finance Documents.

3.6          Every Creditor and each Obligor shall be bound by:

(a)           any determination made, or action taken, by the Instructing Group under any provision of a Finance Document;

(b)           any instruction or authorisation given by the Instructing Group to the Agent, the Paying Agent or the Security Trustee under or in connection with any Finance Document;

(c)           any action taken (or in good faith purportedly taken) by the Agent, the Paying Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.7          However, the Borrowers and each other Obligor:

(a)           shall be entitled to assume that the Instructing Group has duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)           shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.8          In Clauses 3.6 and 3.7 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

3.9          Nothing contained in this Agreement and no action taken by the Creditors pursuant to this Agreement or under the other Finance Documents shall be deemed to constitute the Creditors as a partnership, association, joint venture or other entity.

4             NOTICE OF DRAWDOWN

4.1          The Borrowers may make a request for an Advance by sending to the Agent a duly completed Notice of Drawdown subject to the conditions in this Clause 4.

4.2          All Advances shall be subject to the following conditions being complied with to the Agent’s and the Security Trustee’s satisfaction -

4.2.1       on the Drawdown Date of the relevant Advance the conditions precedent set out in Clause 18 have either been satisfied or have been waived by the Agent and the Security Trustee (whether with or without conditions) and the undertakings in Clause 21 so far as they are relevant on the respective Drawdown Date have at all times been complied with; and

4.2.2       on the date of the Notice of Drawdown and on the Drawdown Date of the relevant Advance no Event of Default or Potential Event of Default has occurred and is continuing or might result from such Advance being paid to the Borrowers; and

4.2.3       on the date of the Notice of Drawdown in respect of the relevant Advance the representations and warranties set out in Clause 16 (updated mutatis mutandis to the relevant Drawdown Date) are true and correct; and

4.2.4       the Agent shall have received the Notice of Drawdown in respect of the relevant Advance not later than 11.00 a.m. (London time) on the third (3rd) Business Day prior to the Drawdown

Date (or such shorter period as may be agreed by the Agent) from the Borrowers setting out the proposed Drawdown Date.

4.3          The Borrowers may make a request for a Pre-Delivery Facility Advance by sending to the Agent a duly completed Notice of Drawdown, subject that the Pre-Delivery Facility Advances may only be made as follows -

(a)           by Advance A in the amount of up to Twenty Four million Five hundred thousand Dollars (US$24,500,000) to finance or refinance part of the amounts due or paid to Samsung under Article II Paragraph(4)(b) of the Shipbuilding Contract A; and

(b)           by Advance B in the amount of Twenty Four million Five hundred thousand Dollars (US$24,500,000) to finance or refinance part of the amounts due or paid to Samsung under Article II Paragraph (4)(b) of the Shipbuilding Contract B;

4.4          The Borrowers may make a request for a Post-Delivery Senior Facility Advance by sending to the Agent a duly completed Notice of Drawdown, subject that the Post-Delivery Senior Facility Advances may only be made as follows:

(a)           by Advance C in the amount of up to Twenty Two million Five hundred thousand Dollars (US$22,500,000) to be applied for the purpose of Clause 2.2.2; and

(b)           by Advance D in the amount of up to Twenty Two million Five hundred thousand Dollars (US$22,500,000) to be applied for the purpose of Clause 2.2.2.;

4.5          The Borrowers may make a request for a Post-Delivery Junior Facility Advance by sending to the Agent a duly completed Notice of Drawdown, subject that the Post-Delivery Junior Facility Advances may only be made as follows:

(a)           by Advance E in the amount of up to Seven million Five hundred thousand Dollars (US$7,500,000) to be applied for the purpose of Clause 2.2.3; and

(b)           by Advance F in the amount of up to Seven million Five hundred thousand Dollars (US$7,500,000) to be applied for the purpose of Clause 2.2.3.;

4.6          It shall be a condition of the Borrowers making a request for a Post-Delivery Junior Facility Advance that a request for the Post-Delivery Senior Facility Advance related to the same Vessel has been made.

4.7          Where the Borrowers make a request for a Post-Delivery Junior Facility Advance or part thereof then the making of such Advance shall be subject to:

(a)           the Agent receiving from the Borrowers on or before the date of the relevant Notice of Drawdown, a Statement of Additional Construction Expenses approved by the Agent which shall be in form and substance satisfactory to the Agent and the Agent may request such further information as the Agent may reasonably require to support the said Statement of Additional Construction Expenses; and

(b)           a copy of the notice from Samsung under the relevant Shipbuilding Contract that the Additional Construction Costs are due, shall be served on the Agent together with the said Statement of Additional Construction Expenses such notice to be certified by the Borrowers to be a true and complete copy, and the Borrowers shall certify that Samsung can properly give such notice and that it has been properly given under the terms of the relevant Shipbuilding Contract.

4.8          A Notice of Drawdown once made shall be irrevocable and the Borrowers appoint each other for the purpose of executing a Notice of Drawdown so that any one Borrower executing a Notice of Drawdown binds all Borrowers to the Notice of Drawdown so executed.

4.9          The Paying Agent and/or the Banks shall consolidate any Advances made under each of the Post-Delivery Senior Facility and the Post-Delivery Junior Facility.

5             INTEREST

5.1          On each Interest Payment Date the Borrowers shall pay to the Paying Agent, for the account of the Banks, for the period elapsed accrued interest at the Interest Rate on the amount of each Facility in the Relevant Currency.

5.2          Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year or on such basis as the Paying Agent may determine in accordance with market practice in relation to the Relevant Currency.

5.3          Each determination of an Interest Rate hereunder shall be promptly notified by the Paying Agent to the Borrowers and the Banks.

6             INTEREST PERIODS

6.1          Subject to Clause 6.2, the Interest Periods shall be periods of a duration of one (1), three (3), six (6) or nine (9) months (or such other Periods as the Paying Agent and the Borrowers may agree) as selected by the Borrowers by written notice to be received by the Agent not later than 11.00 a.m. (London time) on the relevant Nomination Date.

6.2          Notwithstanding the provisions of Clause 6.1 -

6.2.1       the first Interest Period of an Advance shall commence on the Drawdown Date of such Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2       if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the Interest Period shall end upon the immediately preceding Business Day;

6.2.3       if any Interest Period commences on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that Interest Period ends, that Interest Period shall end on the last Business Day in that later month;

6.2.4       where any Repayment Date in respect of an Advance occurs other than at the end of an Interest Period relating thereto there shall in respect of that part of such Advance equivalent to the amount of the Repayment Instalment falling due on such Repayment Date be a separate Interest Period expiring on such Repayment Date and the Interest Rate relating to such part shall be fixed separately;

6.2.5       the Borrowers shall not be permitted to select different Interest Periods in respect of the Post-Delivery Facilities; and

6.2.6       if the Borrowers fail to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Paying Agent may in its sole discretion select.

7             HEDGING TRANSACTIONS

7.1          The Swap Agent and the Borrowers may, subject to the prior written consent of Security Trustee and the Investor (unless the Security Trustee shall agree that the consent of the Investor is not required, with the Security Trustee’s decision and consent to be given in its absolute discretion) during the Security Period enter, into one or more Hedging Transactions pursuant to the Master Agreement, the terms and conditions of each of which are or will be specified in a Confirmation sent by the Swap Agent to the Borrowers.

7.2          If an Advance is for any reason not advanced to the Borrowers on or before its Final Availability Date and the Swap Agent and the Borrowers have entered into any Hedging Transactions on or before that Final Availability Date, for the purposes of the Master Agreement an Additional Termination Event (as defined in the Master Agreement) (with the Swap Agent as the Affected Party) shall be deemed to have occurred on that Final Availability Date.

7.3          Any Hedging Transactions in respect of the Post-Delivery Facilities shall be apportioned pro rata between them;

7.4          If the aggregate amount of an Advance or a Facility actually advanced by the Banks to the Borrowers is less than the Notional Amount  (or the aggregate Notional Amounts) of the Hedging Transactions entered into on or before the last Drawdown Date, the obligations of the Borrowers in respect of those Hedging Transactions shall, unless otherwise agreed by the Swap Agent, be calculated so far as the Swap Agent considers it practicable to do so, by reference to a Notional Amount (or aggregate Notional Amounts) equal to the amount of the Advance or the Facility actually advanced, reduced (if appropriate) on each Repayment Date by the amount of the Repayment Instalment due on that Repayment Date, adjusted if necessary in accordance with Clauses 12.1, 12.2.5 or 12.3.5 as the case may be.

7.5          If the Borrowers, subject always to Clause 10 prepay part of an Advance or a Facility (whether pursuant to Clause 10, Clause 9 or any other provision of this Agreement) and the amount of an Advance or a Facility remaining outstanding after the application of that prepayment is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions then in effect (reduced, if appropriate, in accordance with the Confirmations relating to those Hedging Transactions), the obligations of the Borrowers in respect of those Hedging Transactions shall, unless otherwise agreed by the Swap Agent, be calculated, so far as the Swap Agent considers it practicable to do so, by reference to a Notional Amount (or aggregate Notional Amounts) equal to the amount of that Advance or Facility remaining outstanding after application of the prepayment in question, reduced on each Repayment Date by the amount of the Repayment Instalment due on that Repayment Date after taking into account the application of the prepayment.

7.6          In order to give effect to Clauses 7.3 and 7.4, or in the event of voluntary or mandatory prepayment by the Borrowers of the whole of the Facilities, the Borrowers irrevocably authorise the Swap Agent to amend restructure, unwind, cancel, net out, terminate, liquidate, transfer or assign any of the rights and/or obligations created pursuant to the Master Agreement in respect of those Hedging Transactions, and/or to enter into any other interest rate exchange and/or hedging transaction or commitment with the Borrowers or with any other counterparty approved by the Swap Agent.

7.7          If the exercise of the Swap Agent’s rights under Clause 7.5 results in the termination of any Transaction, that Hedging Transaction shall for the purposes of the Master Agreement (including, without limitation section 6(e)(i) of the Master Agreement) be treated as a Terminated Transaction (as defined in the Master Agreement) resulting from an Event of Default by the Borrowers.

7.8          The Borrowers will indemnify the Swap Agent from time to time on demand in respect of all liabilities, losses, costs or expenses suffered, incurred or sustained by the Swap Agent arising in any way in relation to the exercise by the Swap Agent of its rights under this Clause, or arising in any way from any other termination, cancellation, unwinding or restructuring of any transaction, together (in each case) with interest at the Default Rate (applicable to the Post-Delivery Junior Facility Indebtedness) from the date of the Swap Agent’s demand until the date on which the Swap Agent receives payment or reimbursement, before or after an relevant judgement.

8             ALTERNATIVE AND FORWARD CURRENCY OPTIONS

8.1          (a)          (i)             Except in the circumstances described in Clause 8.1(g) (in which case the provisions of such Clause shall apply), at the commencement of any Interest Period in relation to any Post-Delivery Advance the Borrowers, by written request to the Paying Agent given not later than 10.00 a.m. (Hamburg time) two (2) Business Days before the commencement of such Interest Period, may request that, from the time of commencement of such Interest Period, part of the Post-Delivery Facilities be converted from one Relevant Currency to another Relevant Currency as specified in such notice, such request to be subject at all times to the consent of the Paying Agent (in its absolute discretion)

(ii)          Upon receipt of each such notice, the Paying Agent shall either reject the Borrowers’ request made pursuant to Clause 8.1(a)(i) above or it shall notify each of the Banks, giving each of them full details of the conversion request.

(b)           Subject only to:

(i)            at all times thirty percent (30%) of the Post-Delivery Facilities being denominated in Dollars;

(ii)          the total Post-Delivery Facilities being denominated in not more than three Relevant Currencies, one of which must be Dollars, and

(iii)         any amount in any Approved Currency outstanding under the Post-Delivery Facilities being not less than twenty percent (20%) of the total amount outstanding thereunder;

(iv)         no Event of Default then having occurred and being continuing the amount in respect of the Post-Delivery Facilities which the Borrowers have requested to be converted from one Relevant Currency to another Relevant Currency shall be converted by the Banks in accordance with the Borrowers’ request (subject always to the consent of the Paying Agent) with effect from the commencement of the relevant Interest Period.

(c)           Each conversion hereunder shall be made at a rate which is the Spot Rate of Exchange unless such conversion has already been made under a Forward F/X Contract or series of Forward F/X Contracts maturing on such date, in which case the applicable Forward Rate of Exchange shall apply.

(d)         (i)              Each conversion under this Clause 8.1 shall made by the Borrowers being deemed to make a notional repayment of the relevant part of the Post-Delivery Facilities which is to be converted and the Banks being deemed to make a new advance in the New Currency of such sum, after taking account of scheduled repayments due to be made in the Existing Currency under Clause 12 and any mandatory prepayment under Clause 8.3.

(ii)          The proceeds of each such new advance shall be deemed to be used to purchase the amount due in the Existing Currency which is necessary so that the Borrowers may make the deemed repayment of the part of the Post-Delivery Facilities which is being converted. However, the Borrowers remain indebted to the Banks for the advance made in the New Currency, which shall continue to form part of the Post-Delivery Facilities as more particularly described in Clause 8.3(b).

(e)           Each amount requested by the Borrowers to be converted in the manner described above shall be apportioned pro rata to each of the Post-Delivery Advances (or following consolidation pro rata to each of the Post-Delivery Facilities).

(f)         (i)               If the Paying Agent does not receive a notice in accordance with Clause 8.1(a)(i) the relevant part of the Post-Delivery Facilities shall remain denominated in the Relevant Currency in which it was denominated during the then current Interest Period in respect thereof.

(ii)          If the Borrowers have requested that any Currency Tranche should remain denominated in or be converted to an Approved Currency for the next Interest Period but the requirements of Clause 8.1(b) would not then be complied with, then such Currency Tranche shall be denominated in Dollars for the next Interest Period.

(g)         (i)              In relation to Forward F/X Contracts which mature at the end of any Interest Period, it is agreed (and the Borrowers hereby irrevocably agree and direct) that, subject to Clause 8.1(b), conversions shall be made in respect of the necessary parts of the Post-Delivery Facilities into each Relevant Currency so as to enable the Borrowers to meet their obligations under each such maturing Forward F/X Contract.

(ii)          The Agent shall notify each of the Banks no later than 11.00 a.m. (London time) three (3) Business Days before the end of the relevant Interest Period of the conversion(s) to be made under this Clause 8.1(g).

8.2          The Borrowers’ obligations shall be to make all payments in respect of principal of all parts of the Post-Delivery Facilities and interest thereon and other payments under this Agreement in the Relevant Currency in which the Post-Delivery Facilities or part thereof is for the time being denominated.

8.3          (a)           If on any Repayment Date the Paying Agent determines that:

(i)            the consolidated aggregate of the Currency Equivalent in Dollars of all of the Currency Tranches, taking into account all Forward F/X Contracts then maturing, PLUS

(ii)           the remaining part (if any) of the Post-Delivery Facilities in Dollars, PLUS OR (AS THE CASE MAY BE) MINUS

(iii)         the net sum (if any) which the Swap Agent certifies would then be payable by the Borrowers to the Swap Agent or (as applicable) by the Swap Agent to the Borrowers if an Early Termination Date were then to occur in respect of all Forward F/X Contracts maturing after such Repayment Date is more than 105% of the aggregate of:

(A)          the Dollar Reference Amount of the Post-Delivery Facilities at that time (after taking account of any scheduled repayment then due under Clause 12); and

(B)          the value of any additional security provided in accordance with this Clause.

a mandatory prepayment shall be made at the end of the current Interest Period in respect of the Post-Delivery Facilities of a sum sufficient to reduce the aggregate of the amounts detailed in clauses (i), (ii) and (iii) above to an amount equal to no more than 100% of the aggregate of the amounts detailed in clauses (A) and (B) above. However, before such prepayment is made, at the Borrowers’ request the Agent shall give the Borrowers the opportunity, within two (2) Business Days after being requested to do so, to provide alternative additional security acceptable to the Agent (to which the provisions of Clause 19 shall apply) so as to ensure that, after taking into account all such additional security, the aggregate of the amounts detailed in clauses (i), (ii) and (iii) above to an amount equal to no more than 100% of the aggregate of the amounts detailed in clauses (A) and (B) above.

(b)           It is agreed that the conversion operations contemplated by Clauses 8.1 and 8.3(a) constitute only a banking mechanism and that such operations shall not constitute or be construed as a novation or a repayment of all or any part of the Post –Delivery Facilities or the grant of new loans. The Borrowers agree that the security to be constituted by all the Security Documents shall secure both the initial amount of all parts of each of the Post-Delivery Facilities and all advances made by the Banks to effect such conversions.

Notwithstanding and without prejudice to the validity of the foregoing, the Borrowers shall at the Agent’s request sign such amendments to any of the Security Documents as the Agent may reasonably require to preserve their validity.

8.4       In case of any mandatory prepayment under Clauses 8.1 and/or 8.3 the sum to be prepaid shall be apportioned first pro rata between all Balloon Payments of the Post-Delivery Advances (or following consolidation pro rata between the Balloon Payments of the Post-Delivery Facilities) and thereafter, shall be apportioned pro rata between the Repayment Instalments due on each remaining Repayment Date for each Post-Delivery Advance (or following consolidation each Post-Delivery Facility) in inverse order of maturity.

8.5          (a)           Subject to all applicable provisions of the Master Agreement and subject also to no Event of Default then having occurred, the Borrowers, for hedging purposes in relation to the Borrower’s obligations in respect of the Post-Delivery Facilities and as described herebelow and as may be approved by the Swap Agent, may conclude Forward F/X Contracts with the Swap Agent:

(i)            to make forward purchases of Relevant Currencies, in amounts and currencies corresponding to all or part of the Post-Delivery Facilities but which may not, in any circumstances (after having taken account of the concluding matched Forward F/X Contracts as is described in paragraph 8.5(a) (ii) below) exceed the amount of the Post-Delivery Facilities; and

(ii)          to make forward purchases in the Relevant Currency or Currencies required by the Borrowers to match their obligations under existing Forward F/X Contracts.

Unless otherwise agreed by the Swap Agent, each such Forward F/X Contract shall mature no later than the date of expiry of the then current Interest Period applicable to the relevant part of the Post-Delivery Facilities.

(b)           It is agreed that the sums which the Swap Agent makes available under Forward F/X Contracts which mature at the time of a conversion under Clause 8.1 shall be applied in or towards repayment of the sums due to be repaid in respect of the corresponding part of the Post-Delivery Facilities at the time of such conversion. The sums to be re-advanced by the Banks at that time under Clause 8.1 shall be applied in or towards meeting the Borrowers’ corresponding payment obligations to the Swap Agent under such Forward F/X Contracts.

The Borrowers irrevocably authorise and direct that each such application shall be made as aforesaid.

8.6          All costs and expenses, losses and currency risks arising from the exercise by the Borrowers of the multicurrency option and from entering into Forward F/X Contracts, including all losses stemming from any conversion made under Clause 8.1, shall be for the account of the Borrowers and shall, subject to the provisions of this Agreement, be reflected in the amount of the Post-Delivery Facilities to which they relate and/or the Master Agreement Liabilities (as the case may be).

9             SUBSTITUTE BASIS

9.1          If a Bank determines (which determination shall be conclusive) that -

9.1.1       at 11.00 a.m. (London time) on any Interest Determination Date such Bank was not being offered by banks in the London and/or Luxembourg Interbank Eurocurrency Market (in the option of such Bank) deposits in the Relevant Currency or Currencies in the required amount and for the required period; or

9.1.2       such deposits are not available by reason of circumstances affecting the London and/or Luxembourg Interbank Eurocurrency Market (in the option of such Bank); or

9.1.3       such deposits are not available to such Bank in such market; or

9.1.4       adequate and reasonable means do not or will not exist for such Bank to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

9.1.5       the Relevant Currency or Currencies will not or may not continue to be freely convertible or transferable, then, and in any such case the Agent shall give notice of any such event to the Borrowers and, in case any of the above occurs on the Interest Determination Date prior to the Drawdown Date of any Post-Delivery Advance, such Post-Delivery Advance for the first Interest Period in respect thereof shall be denominated in another Relevant Currency to be agreed between the Borrowers and the Banks; provided that if the Banks and the Borrowers do not agree on such alternative Relevant Currency then the relevant Post-Delivery Advance will be made available to the Borrowers in Dollars.

9.2          If, however, any of the events described in Clause 9.1 occurs on any other Interest Determination Date relative to any of the Facilities or any part thereof, then the duration of the relevant Interest Period shall be up to one (1) month and during such Interest Period the Interest Rate applicable to the relevant Facility or the relevant part thereof shall be the rate per annum determined by the Banks rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) above the cost (expressed as a percentage rate per annum) to the Banks of funding the amount of each Facility during such Interest Period.

9.3          During such Interest Period the Borrowers and the Banks shall negotiate in good faith in order to agree an Interest Rate and Interest Period satisfactory to the Borrowers and the Banks to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied or redenominate the relevant Facility or the relevant part thereof in a different currency or currencies which is freely convertible and transferable and in which deposits are available to the Banks for determining the Interest Rate. If the Borrowers and the Banks are unable to agree on such an Interest Rate and Interest Period or such different currency by the day which is two (2) Banking Days before the end of the Interest Period referred to above, the Borrowers shall repay the relevant Facility or Facilities or the relevant part thereof together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement relative to such Facility or Facilities but without any prepayment fee, on the last day of such Interest Period.

10           PREPAYMENT

10.1        The Borrowers may prepay the whole or any part of the Facilities or any of them on any Business Day, provided that -

10.1.1    the Agent shall have received from the Borrowers not less than thirty (30) days prior notice of their intention to make such prepayment, the amount of such prepayment and the date on which such prepayment is to be made;

10.1.2    the amount of any partial prepayment shall be not less than Two million Dollars (US$ 2,000,000) or a multiple thereof;

10.1.3    no amount prepaid under this Agreement may be reborrowed;

10.1.4    each prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and all other amounts then due and payable under this Agreement and/or any of the Security Documents together with any Broken Funding Costs.

10.2        Any amount of a Facility prepaid pursuant to this Agreement (except for prepayment made pursuant to Clause 8.3) shall be applied to reduce the outstanding Balloon Payments and Repayment Instalments in respect thereof on a pro-rata basis

10.3        In the event of a Total Loss of a Vessel or the sale or other disposal of a Vessel (subject always to the prior written consent of the Agent and the Security Trustee) the Borrowers must prepay the Post-Delivery Advances in respect of that Vessel. Any Proceeds shall be applied in accordance with Clause 10.8 of the Intercreditor Deed and any other amounts paid by the Borrowers in satisfaction of the prepayment obligation shall be applied in accordance with Clause 10.4.

10.4        On the occurrence of any of the events referred to in Clause 10.3 in respect of either Vessel the other prepayment amounts and amounts received by the Security Trustee under Clause 10.8 of the Intercreditor Deed shall be paid by the Security Trustee to the Paying Agent and applied by the Paying Agent as follows -

FIRST: in payment of the Agent and/or, Paying Agent and/or the Security Trustee and/or the Banks of all losses, costs, charges, fees (including without limitation legal fees) including interest thereon that they may have incurred in connection with the exercise of their powers under this Agreement and the Security Documents;

SECOND:

(i)            if any such event occurs prior to the repayment of the Pre-Delivery Facility Advance relating to such Vessel, in mandatory prepayment of the Pre-Delivery Facility Advance relating to such Vessel; and

(ii)          if any such event occurs after the repayment of the Pre-Delivery Facility relating to such Vessel, in mandatory prepayment of the Repayment Instalments and the Balloon Payment of all Post-Delivery Advances pursuant to which such Vessel was financed on a pro rata basis and thereafter towards payment of such part of the Master Agreement Liabilities as the Swap Agent may require; and

THIRD: subject to no Event of Default or Potential Event of Default having occurred, any balance shall be paid to the Borrowers.

The payments to the Security Trustee under Clause 10.8 of the Intercreditor Deed shall be made (a) immediately upon completion of any such sale or other disposal; or (b) within one hundred and eighty (180) days after the occurrence of such Total Loss (or such longer period as the Agent and the Security Trustee may agree).

10.5        For the purposes of Clause 10.3 and 10.4 an actual Total Loss shall be deemed to have occurred at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual Total Loss shall be deemed to have occurred on the date on which such Vessel was last reported and a constructive Total Loss shall be deemed to have occurred at the date and time when notice of abandonment of the relevant Vessel is given to its Insurers for the time being (provided a claim for such constructive Total Loss is admitted by such Insurers) or is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred and a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement.

10.6        The Borrowers shall on the first written demand of the Agent indemnify the Agent, the Paying Agent, the Security Trustee and the Banks in respect of all loss, cost and expense (including but not limited to Broken Funding Costs and the fees of legal advisers) incurred or sustained by the Agent, the Paying Agent, the Security Trustee and/or the Banks as a consequence of or in relation to the effecting of any matters or transactions referred to in this Clause 10.

10.7        Any notice of prepayment given by the Borrowers under this Agreement shall be irrevocable and the Borrowers shall be bound to prepay in accordance with each such notice.

10.8        The Borrowers may not prepay all or any part of a Facility except in accordance with the express terms of this Agreement.

11           EARNINGS ACCOUNTS

11.1        Each of the Borrowers (without prejudice to the terms of the relevant Earnings Account Charge and the relevant Charter Assignment Agreement) hereby agree that all the Earnings relating to its Vessel shall be assigned to the Security Trustee, and that all the relevant Borrower’s Earnings shall be paid into the relevant Earnings Account which shall be charged to the Security Trustee by the relevant Earnings Account Charges.

11.2        Unless and until the Security Trustee gives notice to a Borrower that it requires that the relevant Earnings to be paid directly to the Security Trustee (which notice may only be given in accordance with the terms of the relevant Earnings Account Charge), all amounts in the relevant Earnings Account shall be applied towards the payment of fees and costs that are due and payable by the relevant Borrower to the Agent, Paying Agent,

Security Trustee and/or the Banks and any balance thereafter remaining in the relevant Earnings Account shall be available to the relevant Borrower.

11.3        On each Repayment Date each Borrower shall transfer from the relevant Earnings Account to the Paying Agent an amount equal to the Repayment Instalment payable on that date by that Borrower and on each Interest Payment Date each Borrower shall transfer from the relevant Earnings Account to the Paying Agent an amount equal to the interest payable under Clause 5 on that date by that Borrower.

12           REPAYMENT

12.1        Repayment of the Pre-Delivery Facility

12.1.1    Advance A shall be fully repaid to the Banks by the Borrowers in one amount in Dollars on the earlier of: (a) the Drawdown Date of Advance C and (b) the Final Availability Date of the Post-Delivery Senior Facility.

12.1.2    Advance B shall be fully repaid to the Banks by the Borrowers in one amount in Dollars on the earlier of (a) the Drawdown Date of Advance D and (b) the Final Availability Date of the Post-Delivery Senior Facility.

12.2        Repayment of the Post-Delivery Senior Facility

12.2.1    Advance C shall be repaid to the Banks by the Borrowers by forty (40) consecutive quarterly repayment instalments of US$375,000 each (“the Advance C Repayment Instalment”) and a final payment equal to the outstanding balance of Advance C (“the Advance C Balloon Payment”), payable together with the fortieth (40th) Advance C Repayment Instalment, the first such Advance C Repayment Instalment being due and payable three (3) months after the Advance C Drawdown Date and the succeeding thirty-nine at quarterly intervals thereafter and Advance C shall be repaid in full by the Advance C Maturity Date in any event.

12.2.2    Advance D shall be repaid to the Banks by the Borrowers by forty (40) consecutive quarterly repayment instalments of US$375,000 each (“the Advance D Repayment Instalment”) and a final payment equal to the outstanding balance of Advance D (“the Advance D Balloon Payment”), payable together with the fortieth (40th) Advance D Repayment Instalment, the first such Advance D Repayment Instalment being due and payable three (3) months after the Advance D Drawdown Date and the succeeding thirty-nine at quarterly intervals thereafter and Advance D shall be repaid in full by the Advance D Maturity Date in any event.

12.2.3    The Paying Agent may require that any Post-Delivery Senior Facility Repayment Instalment be due on a day otherwise than as provided in Clauses 12.2.1 and 12.2.2 so that Advance C Repayment Instalments and Advance D Repayment Instalment may be consolidated provided that nothing in this Clause shall require the Borrowers to pay a Post-Delivery Senior Facility Repayment Instalment earlier than provided in Clauses 12.2.1 and 12.2.2.

12.2.4    Where either of Advance C and Advance D has not been fully drawn down at the Final Availability Date in respect thereof then the relevant outstanding Repayment Instalments and Balloon Payments shall be reduced proportionately by the relevant amount.

12.3        Repayment of the Post-Delivery Junior Facility

12.3.1    Advance E shall be repaid to the Banks by the Borrowers by forty (40) consecutive quarterly repayment instalments of US$125,000 each (“Advance E Repayment Instalment”) and a final payment equal to the outstanding balance of Advance E (“the Advance E Balloon Payment”) payable together with the fortieth (40th) Advance E Repayment Instalment, the first such Advance E Repayment Instalment being due and payable three months after the Advance E Drawdown Date and the succeeding thirty-nine at quarterly intervals thereafter and Advance E shall be repaid in full by the Advance E Maturity Date in any event.

12.3.2    Advance F shall be repaid to the Banks by the Borrowers by forty (40) consecutive quarterly repayment instalments of US$125,000 each (“Advance F Repayment Instalment”) and a final payment equal to the outstanding balance of Advance F (“the Advance F Balloon Payment”) payable together with the fortieth (40th) Advance F Repayment Instalment, the first such Advance F Repayment Instalment being due and payable three months after the Advance F Drawdown Date and the succeeding thirty-nine at quarterly intervals thereafter and Advance F shall be repaid in full by the Advance F Maturity Date in any event.

12.3.3    The Paying Agent may require that any Post-Delivery Junior Facility Repayment Instalment be due on a day otherwise than as provided in Clauses 12.3.1 and 12.3.2 so that Advance E Repayment Instalments and Advance F Repayment Instalment may be consolidated provided that nothing in this Clause shall require the Borrowers to pay the a Post-Delivery Junior Facility Repayment Instalment earlier than provided in Clauses 12.3.1 and 12.3.2.

12.3.4    Where either of Advance E and Advance F has not been fully drawn down at the Final Availability Date then the relevant outstanding Repayment Instalments and Balloon Payments shall be reduced proportionately by the relevant amount.

12.4        Each repayment or prepayment of the Post-Delivery Facilities or, as the case may be, any part thereof shall be made in the currency in which the Post-Delivery Facilities or, as the case may be, the relevant part thereof was outstanding on the relevant Repayment Date or, as the case may be, the date of prepayment (in such proportions as between the currencies in which the

Post-Delivery Facilities, is denominated at the time of the relevant repayment or prepayment as the Tranche or Tranches in the one currency bear to the Tranche or Tranches in the other currency) and on the basis of the Spot Rate of Exchange applicable to such Repayment Date or date of prepayment.

13           EVIDENCE OF DEBT

The Paying Agent and each Bank shall maintain in accordance with their usual practice accounts evidencing the amounts from time to time lent and owing hereunder and in any legal action or proceedings arising out of or in connection with this Agreement and/or the Security Documents the entries made in such accounts shall be conclusive evidence (absent manifest error) of the existence and the amounts of the liabilities of the Borrowers hereunder and/or thereunder.

14           PAYMENTS

14.1        All amounts payable under this Agreement and/or the Security Documents by the Borrowers, including amounts payable under this Clause 14, shall be paid in full to the Paying Agent on behalf of the Banks without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes or any charges or otherwise present or future. In the event that the Borrowers are required by law to make any such deduction or withholding from any payment hereunder, then the Borrowers shall forthwith pay to the Paying Agent such additional amount as will result in the immediate receipt by the Paying Agent of the full amount which would have been received hereunder had no such deduction or withholding been made, but if any Bank shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrowers and if that Bank in its sole determination actually receives (and is entitled to retain) a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, such Bank shall, subject to any laws or regulations applicable thereto, pay to the Paying Agent for the benefit of the Borrowers after such benefit is effectively received by such Bank such amounts (which shall be conclusively certified by such Bank) as shall ensure that the net amount actually retained by such Bank is equal to the amount which would have been retained if there had been no such deduction and the Borrowers shall immediately forward to the Paying Agent official receipts of the relevant taxation or other authority or other evidence acceptable to the Paying Agent of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrowers to pay such additional amount as is referred to in this Clause 14.1 then the Indebtedness shall be repayable by the Borrowers to the Banks on demand. Nothing in this Clause 14.1 shall interfere with the right of the Paying Agent or the Banks to arrange their respective tax affairs in whatever manner they think fit.

14.2        All payments which are to be made in Dollars by the Borrowers under this Agreement and/or the Security Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 10.00 a.m. New York time on the date upon which the relevant payment is due to such bank and as the Paying Agent may from time to time nominate by written notice to the Borrowers; and where payments are to be made in an Approved Currency then the payment shall be made in such Approved Currency and in immediately available, freely transferable, cleared funds to such account with such bank as the Paying Agent may have specified for this purpose.

14.3        The Borrowers authorise the Paying Agent and the Banks to apply any credit balance to which the Borrowers are entitled on any account of the Borrowers with the Paying Agent, or the relevant Bank (other than any account which will be opened and administered hereunder) in satisfaction of any sum due and payable from the Borrowers to the Paying Agent, or such Bank hereunder but unpaid; for this purpose, the Paying Agent or such Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. Neither the Paying Agent nor any Bank shall be obliged to exercise any right given to it by this Clause 14.3.

14.4        In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or the Security Documents and irrespective of any notice by the Paying Agent or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest on such amount on demand from the date of such failure up to the date of actual payment (as well after as before judgment) at the applicable Default Rate for such period as the Paying Agent may select at or about 11.00 a.m. (London time) on the Business Day immediately following that on which the Paying Agent becomes aware of the failure and, for so long as the failure continues, at such rate as shall be recalculated on the same basis thereafter.

14.5        Any interest which shall have accrued under Clause 14.4 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrowers at the end of the period by reference to which it is calculated or such other date or dates as the Paying Agent may specify by written notice to the Borrowers.

14.6        Without prejudice to the foregoing and irrespective of any notice by the Paying Agent or any other person to the Borrowers in respect of the Borrowers’ failure to make any payment when due, the Borrowers shall indemnify the Paying Agent and each Bank against any damages, losses or expenses (including losses incurred in paying overdraft interest or in liquidating or employing deposits from third parties acquired to make, fund or maintain the Commitment of each Bank or the Facilities or any part thereof) which the Paying Agent and the Banks may sustain or incur as a consequence of the failure by the

Borrowers to pay any amount when due and payable under this Agreement and/or the Security Documents and/or as a consequence of the occurrence of any Event of Default.

14.7        The Borrowers undertake to indemnify the Agent, the Paying Agent, the Security Trustee and the Banks against any loss incurred by the Agent, the Paying Agent, the Security Trustee and the Banks as a result of any judgment or order being given or made for the payment of any amount due under this Agreement and/or the Security Documents and such judgment or order being expressed in a currency other than that in which the payment was due or payable under this Agreement and/or the Security Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrowers and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

14.8        Any prepayment or repayment of principal made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid or repaid, be made together with accrued interest thereon and such additional amount (if any) as the Paying Agent may certify as necessary to compensate the Banks for any damages or losses, as the case may be, incurred or to be incurred by the Banks in connection with such prepayment or repayment (including but not limited to loss of profit and losses on account of funds borrowed in order to make, fund or maintain the Commitment or the Facilities or any part thereof prepaid or repaid).

14.9        If the Borrowers give a Notice of Drawdown pursuant to Clause 4 and the Banks make arrangements on the basis of such notice to acquire the Relevant Currency in the London or Luxembourg Interbank Eurocurrency Market to fund any one or more of the Facilities or any part of them and the Borrowers are not permitted or otherwise fail to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrowers shall indemnify the Banks against any damages, losses or expenses which the Banks may incur (either directly or indirectly) as a consequence of the failure by the Borrowers to borrow in accordance with the Notice of Drawdown.

15           CHANGE OF CIRCUMSTANCES

15.1        If -

15.1.1    any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof  (of which the Banks at the date of execution of this Agreement are not aware):

(a)           subjects any Bank to any Tax with respect to payments of principal or interest in connection with the Facilities or any other amount payable hereunder (other than Tax assessed, levied or collected on the overall net income of such Bank); or

(b)           changes the basis of Taxation of payments to any Bank of principal or interest in connection with the Facilities or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of such Bank); or

(c)           imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by, any office of any Bank; or

(d)           imposes on any Bank any other condition affecting this Agreement, its Commitment or the Facilities or any part thereof or their funding; or

15.1.2    any Bank complies with any request, law, regulation or directive from any applicable fiscal or monetary authority (whether or not having the force of law), and as a result of any of the foregoing either directly or indirectly -

(a)           the cost to any Bank of making, funding or maintaining its Commitment in respect of the Facilities or any of them is increased; or

(b)           the amount of principal, interest or other amount payable to any Bank or the effective return to such Bank hereunder is reduced; or

(c)           any Bank makes any payment or losses any interest or other return calculated by reference to the gross amount of any sum receivable by it from the Borrowers hereunder,

then and in each such case upon demand from time to time the Borrowers shall pay to the Paying Agent for account of the relevant Bank such amount as shall compensate the relevant Bank for such increased cost, reduction, payment or lost interest or other return. If the Bank is entitled to make a claim pursuant to this Clause 15, the Agent shall notify the Borrowers of the event by reason of which they are so entitled. The Agent shall submit to the Borrowers a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

15.2        If any amount payable by the Borrowers hereunder and/or under the Security Documents whether in respect of principal, interest or otherwise or any recipient of any such amount by reason of its receiving such amount is or becomes subject at any time to Taxation in the United Kingdom, the Federal Republic of Germany or the Grand Duchy of

Luxembourg, the Republic of Liberia, the Republic of Cyprus, or the Republic of Greece, the Borrowers will indemnify any such recipient of such amount in respect of such Tax liability so that such recipient receives or retains a net sum equal to the amount it would have received or retained had there been no such Tax liability but if such recipient shall be or becomes entitled to any Tax credit or relief in respect of any such Tax liability or deduction and if the recipient in its sole determination actually receives (and is entitled to retain) a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, that recipient shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by that recipient such amount (which shall be conclusively certified by that recipient) as shall ensure that the net amount actually retained by that recipient is equal to the amount which would have been retained if there had been no such liability or deduction. In addition the Borrowers shall indemnify the Bank and each recipient of any sum payable by the Borrowers under this Agreement and/or under the Security Documents against any liability for Taxes in the United Kingdom, the Federal Republic of Germany or the Republic of Cyprus or the Republic of Greece, imposed on any of them or on any agent, branch, employee, representative or representative office of any of them by virtue of the negotiation, preparation or execution of this Agreement and/or the Security Documents, the performance of any duty or discharge of any liability hereunder and/or under the Security Documents or the receipt of any payment hereunder and/or under the Security Documents. Nothing in this Clause 15.2 shall interfere with the right of the Agent, Paying Agent, Security Trustee or the Banks to arrange their respective tax affairs in whatever manner they think fit.

15.3        Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Paying Agent or the Banks to make, fund or maintain the Commitment of each Bank or the Facilities the Agent may, by written notice thereof to the Borrowers, declare that the Bank’s duty to provide the Borrowers with the Commitment or the Facilities shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facilities together with all interest accrued thereon and all fees and other amounts payable to the Banks hereunder (including, but not limited to, Broken Funding Costs). The Banks’ duties and liabilities hereunder and their Commitment shall be cancelled on the giving of such notice. In any such event, but without prejudice to the aforesaid liability of the Borrowers to prepay the Facilities, the Borrowers, the Agent and the Banks shall negotiate in good faith with a view to agreeing the terms for making the Facilities available from another jurisdiction, or funding the Facilities from alternative sources, or otherwise restructuring the Facilities on a basis which is not unlawful. If the said terms are not agreed within thirty (30) days then the negotiations shall forthwith terminate.

16           REPRESENTATIONS AND WARRANTIES

16.1        The Borrowers hereby jointly and severally represent and warrant to each other party of this Agreement that -

16.1.1    each Borrower is a corporation duly formed and validly existing under the laws of the Republic of Liberia and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business.

16.1.2    each Borrower has the power to enter into this Agreement and into the Security Documents to which it is a party and to perform and discharge its duties and liabilities hereunder and thereunder and to borrow hereunder and it has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and such Security Documents and the borrowings to be made hereunder;

16.1.3    the execution, delivery and performance of this Agreement and the Security Documents, to which the Borrowers are a party, will not violate or exceed the powers granted to the Borrowers by, or any provision of, any law or regulation in any jurisdiction to which the Borrowers are subject, any order or decree of any governmental agency or court of or in any jurisdiction to which the Borrowers are subject, the articles of incorporation and by-laws of the Borrowers or any mortgage, deed, contract or agreement to which the Borrowers are a party and which is binding upon the Borrowers or their assets, and will not cause any Encumbrance to arise over or attach to all or any part of its revenues or assets nor require the Borrowers to create any such Encumbrance other than any Encumbrance to be created hereunder;

16.1.4    all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange approvals) in any jurisdiction to which the Borrowers are subject required to enable the Borrowers to borrow hereunder and lawfully to enter into and perform and discharge their duties and liabilities under this Agreement and the Subject Documents, to ensure that the duties and liabilities of the Borrowers hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the terms of the Subject Documents respectively and to make this Agreement and the Subject Documents admissible in evidence in such aforesaid jurisdictions, have been obtained or made and are in full force and effect;

16.1.5    this Agreement and each of the Subject Documents, to which the Borrowers are a party, constitute the legal, valid, binding and unconditional duties and liabilities of the Borrowers, enforceable against the Borrowers in accordance with the terms thereof save as provided by any bankruptcy, insolvency or similar laws of general application;

16.1.6    no Borrower has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness to which it is a party or by which it may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by the Borrowers under any such agreement;

16.1.7    no litigation or administrative proceedings before or of any court, arbitration tribunal or governmental authority are pending or, to the knowledge of the Borrowers, is threatened against any of the Borrowers or their assets which might have a material adverse effect on the business, assets or financial condition of any Borrower or the Borrowers’ ability to perform and discharge their duties and liabilities hereunder and under the Security Documents to which they are a party;

16.1.8    the Financial Statements are complete and correct and present fairly the position of the Group and Danaos Shipping Co. Ltd respectively as of such date and the results of the operations of the Group ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the Group and Danaos Shipping Co. Ltd respectively at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial conditions of the business, assets or operation of the Group, taken as a whole, which may have a material adverse affect on the Group’s ability to comply with their respective duties hereunder;

16.1.9    the information provided to the Agent in relation to this transaction is true and correct in all material respects and does not omit any information necessary to make any of the information so provided not misleading;

16.1.10  it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the Security Documents (with the exception of the Mortgages and the Deeds of General Assignment) that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax;

16.2        The Borrowers hereby further represent and warrant to the Banks that on the Drawdown Date for each Post-Delivery Advance and with reference to the Vessel to be delivered on that day -

16.2.1    such Vessel will have been unconditionally delivered by Samsung and accepted by the relevant Owner pursuant to the relevant Shipbuilding Contract and the full amount of the delivery instalment payable under the relevant Shipbuilding Contract (including any amount in addition to the part thereof to be financed by way of the relevant Advance) will have been duly paid to Samsung;

16.2.2    such Vessel will be duly registered in the name of the relevant Owner under a flag acceptable to the Banks;

16.2.3    such Vessel will be in the absolute and unencumbered ownership of the relevant Owner subject only to the relevant Declaration of Trust and Permitted Encumbrances save as contemplated by this Agreement and the Security Documents;

16.2.4    such Vessel will have been unconditionally delivered by the relevant Owner to the Bareboat Charterer and accepted by the Bareboat Charterer under the Bareboat Charter;

16.2.5    such Vessel will have been unconditionally delivered by the Bareboat Charterer to the relevant Borrower and accepted by the relevant Borrower under the AML Time Charter;

16.2.6    such Vessel will have been unconditionally delivered by the relevant Borrower to the Charterer and accepted by the Charterer under the Charter;

16.2.7    such Vessel will maintain the class 1A1 ‘Container Vessel’ with the Classification Society free of all recommendations and qualifications of the Classification Society;

16.2.8    such Vessel will be operationally seaworthy;

16.2.9    such Vessel will comply with all relevant laws, regulations and requirements (statutory or otherwise), including without limitation, the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation as is applicable to (i) ships registered under the law of the flag it will be flying and (ii) engaged in the same or a similar service as such Vessel is or is to be engaged;

16.2.10  the relevant Mortgage will have been duly recorded against such Vessel as a valid first priority ship mortgage in accordance with the laws of its flag;

16.2.11  such Vessel will be insured in accordance with the provisions of the relevant Mortgage and this Agreement in respect of Insurances will have been complied with;

16.2.12  such Vessel will be managed by the Manager under the terms of the Approved Management Agreement, relating thereto;

16.2.13  the Bareboat Charterer, the Manager and the relevant Owner shall have complied with the provisions of all Environmental Laws in respect of such Vessel;

16.2.14  the Bareboat Charterer, the Manager and the relevant Owner shall have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals in respect of such Vessel;

16.2.15  the Bareboat Charterer, the Manager and the relevant Owner shall have not received notice of any Environmental Claim that alleges that any of the Bareboat Charterer, the Manager or the Owners is not in compliance with any Environmental Law or any Environmental Approval in respect of the Vessels or either of them;

16.2.16  there shall be no Environmental Claim pending against the Bareboat Charterer, the Manager or the relevant Owner and/or the relevant Vessel; and

16.2.17  no Environmental Incident shall have occurred which could or might give rise to any Environmental Claim against the Bareboat Charterer, the Manager or the relevant Owner and/or the relevant Vessel.

16.3        The Borrowers further jointly and severally represent, warrant and confirm to each other party of this Agreement that:

16.3.1    they are the beneficiaries (within the meaning of Section 8 of the Germany Money Laundering Act) (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) of each part of the Facilities to be made available to them hereunder; and

16.3.2    they will promptly inform the Banks (by written notice to the Agent) if they or either of them is not, or ceases to be, such beneficiary(ies) and will then set down in writing the name(s) and the address(es) of the relevant beneficiary(ies).

16.4        The representations and warranties of the Borrowers insofar as they relate to the Borrowers set out in Clause 16.1, 16.2 and 16.3 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and each Repayment Date with respect to the facts and circumstances existing at each such time as if made at such time and the representations and warranties insofar as the relate to any other party set out in Clause 16.1, 16.2 and 16.3 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date with respect to the facts and circumstances existing at each such time as if made at such time.

17           SECURITIES

17.1        The Borrowers hereby agree that the Security Documents shall secure the due payment of the Indebtedness.

17.2        It is agreed that the Facilities together with interest, costs and all other amounts due hereunder and all Master Agreement Liabilities shall be secured with first priority under the Security Documents.

18           CONDITIONS PRECEDENT

18.1        The obligation of the Banks to make any Advance under the Pre-Delivery Facility available to the Borrowers shall be subject to the condition that the Agent and the Security Trustee shall have received the following documents and evidence in all respects in form and substance satisfactory to the Agent and the Security Trustee and their legal advisers on or before the date on which a Notice of Drawdown of the first Advance of the Pre-Delivery Facility is sent by the Borrowers -

(a)           copies of the Articles of Incorporation and by-laws (or equivalent documents) (and all amendments thereto) of each of the Borrowers any other documents required to be filed or registered or issued under the laws of the Republic of Liberia to establish the incorporation or good standing of each of the Borrowers under the laws of the Republic of Liberia;

(b)           copies of resolutions passed at separate meetings of the board of directors and shareholders of each of the Borrowers evidencing approval of such of this Agreement, the Shipbuilding Contracts and the Subject Documents to which each is a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Agent and the Security Trustee;

(c)           the original of any power of attorney issued in favour of any person executing this Agreement or any of the Subject Documents related to the Pre-Delivery Facility on behalf of each of the Borrowers;

(d)           evidence that the Earnings Account of each relevant Borrower have been duly opened by each relevant Borrower and that all board resolutions, mandates, signature cards and other documents or evidence required in connection with the opening, maintenance and operation of such Accounts have been duly delivered to the Paying Agent;

(e)           a list specifying the directors and officers of each of the Borrowers (together with their specimen signatures) and specifying the authorised and issued share capital of each of the Borrowers;

(f)            copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by the Borrowers of their respective obligations under those of this Agreement, the Shipbuilding Contracts and the Subject Documents related to the Pre-Delivery Facility to which each is a party and the execution, validity and enforceability of this Agreement, the Shipbuilding Contracts and the Subject Documents related to the Pre-Delivery Facility;

(g)           all the Subject Documents duly executed and delivered by the parties thereto together with all other items and documents required to be delivered pursuant to the terms thereof,

(h)           certified copies of the Shipbuilding Contracts and the originals of each of the Refund Guarantees together with such evidence as the Agent or the Security Trustee and its legal advisers reasonably shall require in relation to the due authorisation and execution by Samsung of the Shipbuilding Contracts and all documents to be executed by Samsung pursuant thereto and by the Refund Guarantors of the Refund Guarantees;

(i)            evidence that the Manager has been appointed as technical supervisor under the Shipbuilding Contracts and has accepted its appointment;

(j)            evidence that the agent for service of process named in Clause 38 has accepted its appointment for the purposes of this Agreement and the Subject Documents;

(k)           favourable legal opinions from lawyers appointed by the Agent and the Security Trustee on such matters concerning the laws of Liberia, Greece, Cyprus, England, and Korea in relation to or in connection with this Agreement, the Subject Documents, or any of them;

(l)            evidence that the Paying Agent has received the arrangement fee referred to in Clause 26.1 and all accrued fees payable pursuant to Clause 26.2;

(m)          evidence that an amount equal to the amount of each relevant Advance is due and payable or it has been paid by the relevant Borrower under the relevant Shipbuilding Contract; and

(n)           evidence that any amount to be paid in respect of the Second Pre-Delivery Instalment under the relevant Shipbuilding Contract other than the proceed of the relevant Advance has been paid by the relevant Borrower.

18.2        Each of the documents specified in sub-clauses (a), (b), (d) and (e) above shall be certified as a true and up-to-date copy by a Director or Secretary (or equivalent officer) or legal counsel of the relevant Borrower.

18.3        The obligation of the Banks to make any Post-Delivery Advance to the Borrowers shall be subject to the condition that the Agent and the Security Trustee shall have received the following documents and evidence relating to the Vessel to be delivered on such day in all respects in form and substance satisfactory to the Agent and the Security Trustee and their legal advisers on or before the relevant Drawdown Date -

18.3.1    the Security Documents relating to the relevant Borrower and the relevant Vessel duly executed and delivered by the parties thereto together with all other items and documents required to be delivered pursuant to the terms thereof, including (but without limitation) insurance notices of assignment, acknowledgements and letters of undertaking pursuant to the Security Documents relating to such Vessel;

18.3.2    each Earnings Account Charge, each General Assignment, each Charter Assignment Agreement, each Intercreditor Deed, each Second Priority Deposit Account Charge; each Deed of Counter-Indemnity, each Put Option Agreement, each Declaration of Trust, duly executed and delivered by the parties thereto together with all other items and documents required to be delivered pursuant to the terms thereof, including (but without limitation) notices of assignment, acknowledgements and letters of undertaking pursuant to such documents;

18.3.3    evidence that -

(a)           the relevant Vessel has been unconditionally delivered by Samsung to, and accepted by, the relevant Owner pursuant to the relevant Shipbuilding Contract together with evidence that the full amount of the delivery instalment payable under such Shipbuilding Contract (including any amount in addition to the part thereof to be financed by way of the relevant Advance) has been duly paid;

(b)           the relevant Vessel is duly registered in the name of the relevant Owner under a flag approved by the Banks;

(c)           the relevant Vessel is in the absolute and unencumbered ownership of the relevant Owner, subject only to the relevant Declaration of Trust and Permitted Encumbrances, save as contemplated by this Agreement and the relevant Subject Documents;

(d)           the relevant Vessel has been unconditionally delivered by the relevant Owner to the Bareboat Charterer and accepted by the Bareboat Charterer under the Bareboat Charter;

(e)           the relevant Vessel has been unconditionally delivered by the Bareboat Charterer to the relevant Borrower and accepted by the relevant Borrower under the AML Time Charter;

(f)            the relevant Vessel has been unconditionally delivered by the relevant Borrower to the Charterer and accepted by the Charterer under the Charter;

(g)           the relevant Vessel maintains the class 1A1 “Container Vessel” with the Classification Society free of all recommendations and qualifications of the Classification Society (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance);

(h)           the relevant Mortgage has been duly recorded against the relevant Vessel as a valid first priority ship mortgage in accordance with the laws of the flag its is flying; and

(i)            the relevant Vessel is insured in accordance with this Agreement and that all requirements therein in respect of Insurances have been complied with;

18.3.4    letters from the relevant Owner to the protection and indemnity association in which the relevant Vessel is or is to be entered instructing them to provide the Security Trustee with a copy of the certificate of entry of such Vessel and any other information relating to the entry of such Vessel in such protection and indemnity association;

18.3.5    such further favourable legal opinions from lawyers appointed by the Agent and the Security Trustee on such matters concerning the laws of England, Liberia, Cyprus and Korea as the Agent and the Security Trustee may require; and

18.3.6    evidence of payment to Samsung of all amounts due by the relevant Owner (other than amounts financed pursuant to this Agreement) in respect of each Shipbuilding Contract;

18.3.7    the statement of Additional Construction Expenses;

18.3.8    evidence that at the time of the drawdown of the Advances of the Post-Delivery Senior Facility and the Post-Delivery Junior Facility related to a Vessel, the aggregate of all such Advances made shall not exceed the lower of (i) Thirty million Dollars (US$ 30,000,000) and (ii) eighty per cent (80%) of the Total Construction Cost of such Vessel;

18.3.9    copies of the provisional DOC and the provisional SMC issued pursuant to the ISM Code in respect of the relevant Vessel with full copies of such documents to be provided as soon as practicable after the relevant Delivery Date and in any event within 6 months of the relevant Delivery Date;

18.3.10  copies of all documents issued pursuant to the ISPS Code, including without limitation a valid International Ship Security Certificate (ISSC);

18.3.11  copies of the Subject Documents;

18.3.12  evidence satisfactory to the Security Trustee that immediately after the delivery of the relevant Vessel, the relevant Deposit Account shall each have adequate funds standing to its credit to satisfy the Loan to Value Ratio;

18.3.13  evidence satisfactory to the Security Trustee that the relevant Earnings Account has been opened and that an amount equal to at least US$1 is deposited in that account.

18.3.14  a favourable opinion from an independent insurance consultant acceptable to the Agent and the Security Trustee on such matters relating to the Insurances for the Vessels as the Agent and the Security Trustee may require and evidence satisfactory to the Security Trustee that such Insurances are in place;

18.4        The obligation of the Banks to make any Advance is subject to the following further conditions -

18.4.1    that both at the date of the relevant Notice of Drawdown and on the relevant Drawdown Date -

(a)           no Event of Default or Potential Event of Default has occurred and is continuing or might result from the making of the relevant Advance; and

(b)           the representations and warranties of the Borrowers in Clause 16 and the representations and warranties of the Borrowers and other parties to the Subject Documents set out in the Subject Documents are true and accurate as of each such date, as if made on each such date with reference to the facts then subsisting; and

(c)           none of the circumstances specified in Clause 23 (Events of Default) has occurred and is continuing.

18.4.2    the Agent and the Security Trustee have received, and found to be satisfactory to them in all respects, such further opinions, consents, agreements and documents in connection with this Agreement and the Subject Documents as the Agent and the Security Trustee may request by notice to the Borrowers prior to such Drawdown Date.

19           MAINTENANCE OF SECURITY

19.1        If the Agent and the Security Trustee reasonably require, at any time and from time to time (but not more often than every six (6) months), the Vessels shall be valued in Dollars by a firm of shipbrokers chosen from Maersk Brokers K/S or Howe Robinson or Menz Decker (or such other firm of shipbrokers as approved by the Agent) nominated by the Borrowers such valuations to be made without physical inspection (unless otherwise required by the Agent), and on the basis of an arm’s-length purchase by a willing buyer from a willing seller and without taking into account any charterparty. The fees of the firm of shipbrokers appointed to give such valuation and all other costs arising in connection with the obtaining of any such valuations shall be paid by the Borrowers.

19.2        If at any time after the delivery of Newbuilding B or after the expiry of the Availability Period applicable to the Post-Delivery Advances the aggregate of (i) the values of the Vessels then subject to a Mortgage determined pursuant to Clause 19.1 plus (ii) the value of any additional security (valued in accordance with normal banking practice) previously provided to the Security Trustee pursuant to this Clause, is less than one hundred and twenty percent (120%) of the aggregate of (a) the part of the Facilities denominated in Dollars, plus (b)  the aggregate Currency Equivalent in Dollars at the time of all Currency Tranches plus (iii) the net sum which the Swap Agent certifies would then be payable by the Borrowers if an Early Termination Date in respect of all Forward F/X Contracts were then to occur, plus (iv) any other sums which the Swap Agent certifies would then be payable under the Master Agreement (the “Loan to Value Ratio”), then the Borrowers shall within ten (10) Business Days of receipt of a notice from the Agent advising the Borrowers of the amount of such deficiency (which notice shall be conclusive)  either (a) provide to the Security Trustee additional security (valued in accordance with normal banking practice) which shall in all respects be satisfactory to the Agent and the Security Trustee (after consultation with the Banks) which additional security shall take such form, be constituted by such documentation and be entered into between such parties as the Agent may approve or require or (b) prepay forthwith such part of the Indebtedness as will ensure that the security coverage ratio of one hundred and twenty percent (120%) calculated in the manner described above is reinstated.

20           FINANCIAL AND OTHER INFORMATION

20.1        The Borrowers undertake to supply the Agent with sufficient copies of -

20.1.1    within one hundred and eighty (180) days of the end of each fiscal year, the Financial Statements, starting with the 2001 Financial Statements, of the Borrowers and Danaos Shipping Co. Ltd prepared in accordance with Applicable Accounting Principles;

20.1.2    such other information with regard to the business, properties or condition, financial or otherwise, of the Borrowers as the Agent may from time to time reasonably request.

20.2        The Borrowers undertake to permit or procure the permission for the Agent to inspect at reasonable times and take copies of all resolutions and decisions of the Borrowers and all books of accounts and business records of the Borrowers and all documents relating to the Vessels and to permit the Agent by itself or by its agents) to audit the books of account of the Borrowers at the Borrowers’ cost and expense.

20.3        The Borrowers undertake that they will obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the Security Documents under any applicable law or regulation to enable them to perform their duties hereunder and thereunder and promptly supply the Agent and the Security Trustee with copies thereof.

20.4        The Borrowers hereby irrevocably -

20.4.1    agree and shall procure that the Owners and the Bareboat Charterer agree that the Agent and the Security Trustee, or their authorised representatives may, without prior notification, communicate directly with the Classification Society concerning maintenance, repair, classification and seaworthiness of the Vessels, and to the same extent with any regulatory authority having jurisdiction over the Vessels;

20.4.2    undertake to unconditionally authorise, or to procure the unconditional authorisation of the Classification Society or regulatory authority, at the request of the Agent and the Security Trustee, to give information to them, or their authorised representatives and to conduct inspections and surveys of the Vessels, as if requested by the Borrowers;

provided that the Agent and the Security Trustee will not, without prior consultation with the Borrowers, take any action under this Clause 20.4 unless an Event of Default or Potential Event of Default has occurred.

21           UNDERTAKINGS

21.1        The Borrowers hereby undertake with the Agent and the Security Trustee and the Banks that throughout the Security Period the Borrowers shall or shall, where relevant, procure that the Owners or as the case may be, the Bareboat Charterer shall -

21.1.1    maintain the corporate existence of the Borrowers under the laws of the Republic of Liberia and comply with all relevant legislation applicable to them;

21.1.2    not appoint a manager of the Vessels other than the Manager;

21.1.3    execute any further document required by the Security Trustee in order to perfect or complete the security created by the Security Documents;

21.1.4    promptly notify the Agent in writing of any Event of Default or any Potential Event of Default;

21.1.5    promptly inform the Agent of any occurrence of which they become aware which might adversely affect their ability to perform and discharge their duties and liabilities under this Agreement and/or the Subject Documents;

21.1.6    not, without the prior written consent of the Agent and the Security Trustee, dissolve, merge into or consolidate with any other company or partnership;

21.1.7    not amend, modify, vary or supplement or terminate or agree to any amendment, modification, variation or supplement or cancellation of any of the Shipbuilding Contracts, Refund Guarantees, Approved Management Agreements, Charters, Bareboat Charters, AML Time Charters, Novation Agreements, Declarations of Trust or the Put Option Agreements;

21.1.8    not engage in any business or activity, apart from the ownership and operation of the Vessels and activities ancillary thereto as permitted by this Agreement and the Security Documents;

21.1.9    ensure that at all times the claims of the Agent, Paying Agent, Security Trustee, the Banks and the Swap Agent against them under this Agreement and/or the Security Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

21.1.10  not make any advances, grant any credit (save in the routine course of their day-to-day business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligations of any person without the express written consent of the Agent and the Security Trustee (such consent not to be unreasonably withheld);

21.1.11  not issue any further shares or alter any rights attaching to their issued shares in existence at the date of this Agreement;

21.1.12  not sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of their other assets;

21.1.13  save in the ordinary course of business, not incur any indebtedness other than the Facilities without the prior written consent of the Agent and the Security Trustee (such consent not to be unreasonably withheld);

21.1.14  not amend their memorandum and articles of association or other constitutional documents;

21.1.15  procure that the respective Vessels are kept registered under the laws of such register as the Agent and the Security Trustee may approve in writing such approval not to be unreasonably withheld and not do or suffer to be done anything whereby the registration may be forfeited or imperilled;

21.1.16  not, save as contemplated in the Security Documents, the Declarations of Trust, create, incur or permit to subsist any Encumbrance over the Vessels, the Earnings or the Insurances or all or any of the present or future assets of the Borrowers (other than any Permitted Encumbrance) which shall be promptly discharged or if disputed shall be diligently contested;

21.1.17  not at any time represent to a third party that the Agent and/or the Security Trustee and/or the Banks are carrying cargo in the Vessels or are in any way connected or associated with an operation or carriage being undertaken by them or have any operational interest in the Vessels;

21.1.18  not, without the prior written consent of the Agent and the Security Trustee, voyage or time charter the Vessels or place them under contract for employment (a) for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed thirteen (13) months or (b) at a charter rate which is below the market rate at the time of the charter fixture other than the AML Charters, the Bareboat Charters and the Charters;

21.1.19  not without the prior written consent of the Agent and the Security Trustee demise charter the Vessels for any period whatsoever other than pursuant to the Bareboat Charter;

21.1.20  not without the prior written consent of the Agent put the Vessels into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed US$1,000,000 (or the equivalent in any other currency) unless the Borrowers shall have satisfied the Agent that the cost of such work is fully recoverable under the Insurances (save for any applicable deductible) or such person shall first have given to the Agent and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessels or her Earnings or Insurances for the cost of such work or otherwise;

21.1.21  give the Agent reasonable prior notice of any dry-docking of the Vessels so that the Agent (if it so requires) can arrange for a representative to be present;

21.1.22  notify the Agent of any intended laying-up or de-activation of the Vessels;

21.1.23  authorise the Classification Society and all other regulatory authorities to disclose to the Agent and the Security Trustee after the occurrence of an Event of Default or Potential Event of Default any information or documents requested by the Agent and the Security Trustee relating to the classification, repair, maintenance or seaworthiness of the Vessels;

21.1.24  ensure copies of the following certificates have been received by the Agent if so requested by the Agent: the Class Annual and Intermediate, Remote Control Systems Classification, Machinery Classification, Hull Classification, Cargo Gear Annual, Loadline Annual, Safety Construction Annual and Safety Equipment Annual Certificate, Safety Radio Equipment Annual, Safe Manning Certificate, Oil Pollution Certificate, Certificate of Financial Responsibility, Confirmation of Vessel Response Plan and International Tonnage Certificate;

21.1.25  provide the Agent with copies of the SMC, the DOC and the ISSC duly issued to the Bareboat Charterer, and the Vessels pursuant to the ISM Code and the ISPS Code respectively;

21.1.26  keep, or procure that there is kept, on board the Vessels a copy of all relevant ISM Code Documentation and ISPS Code Documentation;

21.1.27  as soon as any Borrower becomes aware inform the Agent immediately should the DOC and/or the SMC and/or the ISSC be cancelled, rescinded, suspended or amended in any way;

21.1.28  notify the Agent promptly upon being made aware thereof upon the occurrence of-

(i)            any Environmental Claim against the Borrowers, the Manager, the Owners, the Bareboat Chartereror the Vessels;

(ii)           any Environmental Incident which may give rise to an Environmental Claim which could or might materially affect the interests of the Borrowers, the Manager, the Owners, the Bareboat Charterer or any of them;

(iii)         any claim for breach of the ISM Code or the ISPS Code being made against the Borrowers or either of them, an ISM Responsible Person, the Manager, the Owners, the Bareboat Charterer or otherwise in connection with the Vessels or either of them; and

(iv)          any other matter, event or incident actual or threatened, the effect of which would lead to the ISM Code or the ISPS Code not being complied with;

and the Borrowers shall keep the agent advised in writing on a regular basis and in such detail as the Agent shall require, of the relevant Borrower’s, the ISM Responsible Person’s, the Bareboat Charterer’s, the Manager’s or any other person’s proposed or actual response to any of those events or matters;

21.1.29  permit, or procure that the Agent and the Security Trustee shall have the right at any time on reasonable notice to inspect or survey the Vessels or instruct a duly authorised independent surveyor to carry out such survey on its behalf to ascertain the condition of the Vessels and satisfy itself that the Vessels are being properly repaired and maintained, provided that such inspections shall not unreasonably interfere with the Vessels’ running or operation (the costs of such inspection or survey shall be payable by the Borrowers);

21.1.30  promptly provide the Agent and the Security Trustee with information concerning the classification, status and insurance of the Vessels from time to time as and when so required in writing by the Agent and the Security Trustee;

21.1.31  execute and deliver to the Agent and the Security Trustee such documents of transfer as the Agent and the Security Trustee may require in the event of sale of the Vessels pursuant to any power of sale contained in the Mortgages or which the Agent and the Security Trustee may have in law;

21.1.32  provide the Agent and the Security Trustee with a transcript of the register relating to the Vessels issued by the relevant registry of the Vessels and a copy of the entries in the relevant Company’s registers relative to the Borrowers when so requested by the Agent and the Security Trustee; and

21.1.33  upon becoming aware notify the Agent and the Security Trustee immediately by telefax of any recommendation or requirement imposed by the Classification Society, the Insurers or by any other competent authority that is not complied with in accordance with its terms;

21.1.34  carry on board each Vessel with the Vessel’s papers a properly certified copy of the relevant Mortgage and exhibit the same to any person having a legal interest in, or having business with, each Vessel and to any representative of the Agent and the Security Trustee, and place and keep prominently in the Chart Room and in the Master’s cabin of each Vessel a framed notice printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide and nine inches high reading as follows -

“NOTICE OF MORTGAGE

This Vessel is owned by [        ] and is subject to a [          ]. Under the terms of said Mortgage, neither the Owner, nor the Master nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any other lien whatsoever other than for crew’s wages and salvage”

21.1.35  pay when due and payable all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against the Vessels unless contested in good faith by the Borrowers and/or the Owners by the appropriate proceedings;

21.1.36  if any writ or proceedings shall be issued against any Vessel or if any Vessel shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, immediately notify the Agent and the Security Trustee thereof by telefax confirmed by letter and within thirty (30) days thereafter cause that Vessel to be released;

21.1.37  not cause or permit the Vessels to be operated in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code and not to engage in any unlawful trade or carry any cargo that will expose the Vessels to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) not employ the Vessels or voluntarily suffer their employment in carrying any contraband goods;

21.1.38  promptly pay all tolls, dues and outgoings in respect of the Vessels and all wages, allotments, insurance and pension contributions of the Master and crew of the Vessels when due and make all deductions from the wages in respect of any tax liability, accounting to the relevant authority for them and if the Agent at any time has reasonable cause to believe that such payments may not be being made, to produce to the Agent at its request evidence confirming that all such amounts have been paid when due;

21.1.39  at all times maintain the Vessels in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and keep the Vessels in such condition as will entitle them to be classed 1A1 Container Vessel with the Classification Society (as may be amended by the Classification Society) free of all recommendations and qualifications (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance), to follow any interim operational provisos to such recommendations and qualifications and when so requested to provide the Agent and the Security Trustee with a certificate issued by the Classification Society confirming that such classification is maintained;

21.1.40  submit the Vessels regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Agent and the Security Trustee in writing, supply to the Agent and the Security Trustee copies of all survey reports issued in respect thereof;

21.1.41  at all times comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and have on board the Vessels as and when legally required valid certificates showing compliance therewith;

21.1.42  comply or procure that the Manager or any charterer of the Vessels will at all times comply with the ISM Code and the ISPS Code, all Environmental Laws and all other laws and regulations relating to the Vessels, their ownership, operation and management or to the business of the Borrowers;

21.1.43  hold or procure that the Bareboat Charterer holds the DOC, the SMC and the ISSC;;

21.1.44  not permit any alterations to be made in the structure, type or speed of the Vessels which materially reduce the value of the Vessels (unless such removal or alteration is required by statute or by the Classification Society) without the prior written consent of the Agent and the Security Trustee which shall not unreasonably be withheld;

21.1.45  in the event of requisition of the Vessels or either of them by any government authority, execute any assignment that the Agent and the Security Trustee may request in relation to any and all amounts which such government authority shall be liable to pay as compensation for the Vessels or for her use and if received by the relevant Owner or the Bareboat Charterer to procure that such Owner pay such amounts immediately to the Borrowers who shall pay such amounts to the Paying Agent, provided that if such requisition applies only to the use of the Vessels the provisions of this Clause 21.1.45 shall not apply if there has been no Event of Default.

21.1.46  ensure that at all times during the Security Period, the balance of monies standing to the credit of each of the Deposit Accounts when aggregated shall be in an amount at least equal to 105% of the Post-Delivery Facilities.

21.2        The Borrowers shall duly observe and perform all of the covenants, obligations and conditions which are required to be observed and performed on their part under this Agreement and each of the Security Documents to which they are a party and shall use their best endeavours to procure that all covenants, obligations and conditions required to be observed and performed, and undertakings made, by any of the other parties (other than the Agent and/or the Banks) under any of the Security Documents shall be observed and complied with in their entirety.

21.3        Without prejudice to the terms of this Agreement or any of the Security Documents, the Borrowers will promptly inform the Agent of any litigation or arbitration in any Court or before any tribunal in which they are involved.

22           INSURANCE UNDERTAKINGS

22.1        The Borrowers hereby undertake with the Agent and the Security Trustee or shall procure from the Owners or the Bareboat Charterers that, from the date of delivery of each relevant Vessel and thereafter, throughout the Security Period, at their own expense and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Security Trustee and, if so required by the Security Trustee (but without, as between the Security Trustee and the Borrowers, the Owners or the Bareboat Charterer’s liability on the part of the Security Trustee for premiums or calls) with the Security Trustee named as co-assured -

22.1.1    to insure and keep insured the Vessels in Dollars or such other currency as may be approved in writing by the Security Trustee (such approval not to be unreasonably withheld), in the full insurable value of the Vessels but in no event for an aggregate amount less than one hundred and twenty per cent (120%) of the Indebtedness against fire and usual marine (including Excess Risks) and War Risks covered by hull and machinery policies;

22.1.2    to enter the Vessels in the name of the Bareboat Charterer for their full value and tonnage against all Protection and Indemnity Risks in a protection and indemnity association approved by the Security Trustee with unlimited liability if available otherwise with the least limited liability for the time being US$1,000,000,000 in relation to oil pollution risks and to comply with the rules of such protection and indemnity association from time to time in effect and if so requested by the Security Trustee to obtain excess oil spillage and pollution insurance in excess of the limit of the protection and indemnity association with the highest possible cover;

22.1.3    if the Vessels enter the territorial waters of the USA (or other jurisdiction having legislation similar to the US Oil Pollution Act 1990) for any reason whatsoever to take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

22.1.4    to pay to the Security Trustee upon first demand all premiums and other amounts payable by the Security Trustee in effecting mortgagees’ interest insurance policy in the name of the Security Trustee (substantially based on German Conditions) in relation to the Vessels in an amount of not less than one hundred and ten per cent (110%) of the Indebtedness, upon such terms and conditions and with such insurers as the Security Trustee may require;

22.1.5    to pay to the Security Trustee upon first demand all premiums and other amounts payable by the Security Trustee in effecting a mortgagees interest insurance (additional perils, pollution) policy in relation to the Vessel in the name of the Security Trustee, upon such terms and conditions and with such insurers as the Security Trustee may require and in an aggregate amount of not less than one hundred and ten per cent (110%) of the Indebtedness in the event that the relevant Vessel enters into the territorial waters of the United States of America (or other jurisdiction having legislation similar to the US Oil Pollution Act 1990);

22.1.6    to effect such additional Insurances that shall (in the reasonable opinion of the Security Trustee) be necessary or advisable.

22.2        The Borrowers further undertake with the Security Trustee or shall procure that the Owners or the Bareboat Charterer undertakes, during the Security Period:

22.2.1    to renew the Insurances at least ten (10) days before the relevant Insurances expire (or give the Security Trustee evidence satisfactory to it that such Insurances will be renewed upon their stated expiry dates) and to procure that the Approved Brokers or the Insurers (as the case may be) shall promptly confirm in writing to the Security Trustee the terms and conditions of such renewal as and when the same occurs;

22.2.2    punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce evidence of payment when so required in writing by the Security Trustee;

22.2.3    to arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

22.2.4    to procure that the Insurance Documents shall be deposited with the Approved Brokers or the Insurers (as the case may be) and that the Approved Brokers or the Insurers (as the case may be) shall provide the Security Trustee with pro forma copies thereof and shall issue to the Security Trustee a letter or letters of undertaking in such form as the Security Trustee shall reasonably require;

22.2.5    to procure that the Protection and Indemnity and/or War Risks associations in which the Vessels are entered shall provide the Security Trustee with a letter or letters of undertaking in such form as may be reasonably required by the Security Trustee and shall provide the Security Trustee with a copy of the certificate of entry and, if so requested by the Security Trustee, a copy of each certificate of financial responsibility for pollution by oil or other substances issued by such Protection and Indemnity and/or War Risks association in relation to the Vessels;

22.2.6    to procure that the interest of the Security Trustee is endorsed on the Insurance Documents by means of a Notice of Assignment in the form in Schedule 1 to the Insurance Assignment Agreements or such other form as the Security Trustee may require and that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain a loss payable clause during the Security Period in the form in Schedule 2 or Schedule 3 (as may be appropriate) to the Insurance Assignment Agreements or such other form as the Security Trustee may require;

22.2.7    to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Vessels and the Insurers shall not cancel any of the Insurances by reason of non-payment of premium or calls due in respect of other vessels or in respect of other insurances and for fourteen (14) days prior written notice to be given to the Security Trustee by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Security Trustee) in the event of cancellation or termination of the Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

22.2.8    promptly to provide the Security Trustee with full information regarding any casualties or damage to the Vessels in an amount in excess of US$1,000,000 or in consequence whereof the Vessels have become or may become a Total Loss;

22.2.9    at the reasonable request in writing of the Security Trustee to provide the Security Trustee, at the Owners’ cost (but not more often than once in every twelve (12) months), with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Owners, the Bareboat Charterers and/or the Borrowers and approved by the Security Trustee in relation to the Insurances;

22.2.10  not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit the Vessels to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first obtaining the Insurers’ consent for such voyage or the carriage of such cargo and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

22.2.11  not to employ the Vessels, or offer the Vessels to be employed, otherwise than in conformity with the terms of the Insurance Documents (including any express or implied warranties they contain), without first obtaining the Insurers’ consent to such other employment and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe, or arranging for additional insurance;

22.2.12  (without limitation to the generality of the foregoing) in particular not to permit the Vessels to enter or trade to any zone which is declared a war zone by any government or by the Vessels’ War Risks Insurers unless there shall have been effected by the Bareboat Charterer and at their expense such special insurance or the consent of the Insurers to enter or trade into such zone is obtained and the relevant Bareboat Charterer is complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

22.2.13  to procure that all amounts payable under the Insurances are paid in accordance with the relevant loss payable clause under Clause 22.2.6 and subject always to the terms of the Intercreditor Deed, to apply all amounts as are paid to the Bareboat Charterer for the purpose of making good the loss and fully repairing all damage in respect of which the said amounts shall have been received; and

22.2.14  should the Vessels be laid up for any period, to arrange ‘lay-up’ insurances for the Vessels during such period, at their own cost and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Security Trustee.

23           EVENTS OF DEFAULT

23.1        Each of the following events shall constitute an Event of Default (whether such event shall occur or come about voluntarily or involuntarily or by operation of law or regulation or pursuant to, or in compliance with any judgment, decree or order of any court or other authority) -

23.1.1    the Borrowers shall fail to pay when due any amount (whether in respect of principal, interest or otherwise) under this Agreement or any of the Security Documents to which they are a party on the due date;

23.1.2    any representation, warranty or statement made by any party (other than the Agent, Paying Agent, Security Trustee and the Banks) in this Agreement or in the Security Documents or any certificate, statement or opinion delivered or made hereunder or under the Security Documents or in connection herewith or with the Security Documents shall be incorrect or inaccurate when made in any material respect;

23.1.3    an event of default or a potential event of default under any of the Subject Documents (as defined therein) (other than the Management Agreements and the Bareboat Charters) has occurred provided always that if such event has occurred as a consequence of a default by a party to the Subject Documents (other than a Finance Document and other than by an Obligor), the Security Trustee shall, for a period of thirty (30) days neither terminate the chartering of the relevant Vessel nor attempt to re-possess the relevant Vessel or exercise any rights of disposition in relation thereto, provided that (i) in the opinion of the Security Trustee, any delay in the enforcement by the Security Trustee of its rights and privileges is not likely to adversely affect the rights of the Security Trustee and (ii) the Obligors shall continue to fulfil all other of their obligations under the Subject Documents during such period;

23.1.4    an event of default or a potential event of default under either of the Bareboat Charters (as defined therein) has occurred, which event of default or potential event of default is not remedied within thirty (30) days of the date of its occurrence to the satisfaction of the Security Trustee (in its absolute discretion) provided always that such event of default or potential event of default shall constitute an immediate Event of Default if (i) the parties to the Intercreditor Deed do not, or cease to, consult in accordance with the provisions of Clause 31 of the Intercreditor Deed, or (ii) the Security Trustee is of the opinion that the delay in declaring an Event of Default and thereafter the enforcement by the Security Trustee of its rights and privileges is likely to adversely affect the rights of the Security Trustee, or (iii) the Obligors or any of them cease to fulfil any of their obligations under the Subject Documents during such period;

23.1.5    any party to this Agreement or a Finance Document (other than the Security Trustee, the Agent, the Banks and the Paying Agent) does not punctually perform or observe any other term of this Agreement or the Finance Documents unless (i) such non-compliance is capable of remedy and (ii) is remedied either fourteen (14) days after the Agent and the Security Trustee shall have given to the Borrowers notice of such failure, or in the case of any failure punctually to perform or to observe the provisions of any of Clauses 21.1.6, 21.1.10, 21.1.11, 21.1.13 or 21.1.14, thirty (30) days after the Agent and the Security Trustee shall have given to the Borrowers notice of such failure. The Borrowers acknowledge that for the purposes of paragraph (i) above, non-compliance with the following provisions of this Agreement shall not be capable of remedy:

(a)           Clause 21.1.15; and

(b)           Clause 22 (Insurances);

23.1.6    a breach of any of the obligations owed to the Security Trustee under the Multipartite Deed;

23.1.7    except where contested in good faith by the appropriate proceedings, any other indebtedness of the Borrowers shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable, prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof;

23.1.8    any of the Borrowers, the Owner, the Bareboat Charterer, the L/C Bank (or any replacement bank providing a letter of credit) or (prior to the release or discharge of the Second Deposit Charge) the Deposit Bank (or any replacement bank holding the Borrowers’ deposit accounts) shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of their undertakings or assets or proceedings are commenced by or against them under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation;

23.1.9    the Borrowers shall cease or threaten to cease to carry on their business;

23.1.10  there shall be a transfer or disposal of all or a substantial part of the assets of the Borrowers, whether by one or a series of transactions, related or not;

23.1.11  the Security Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable;

23.1.12  If a notice is sent by the Swap Agent under Section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date (as defined in the Master Agreement) for the purposes of the Master

Agreement, or if the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect;

23.1.13  any Vessel is arrested or detained and such arrest or detention is not released within fourteen (14) days, or an order for the sale of any Vessel is made by a court of competent jurisdiction or the Owners cease to retain possession and/or control of any Vessel for a period in excess of thirty (30) days provided that it shall not be an Event of Default if the detention or loss of possession of any Vessel results in the Vessel becoming a Total Loss under the Insurances or any Vessel is requisitioned for title and the requisitioning authority pays the requisition compensation to the Paying Agent and the Security Trustee within sixty (60) days of the date of detention or loss of possession;

23.1.14  the Owners sell, transfer, dispose of or encumber any Vessel or any interest or share therein, or agree so to do (other than Permitted Encumbrances) without the Borrowers obtaining the prior written consent of the Agent and the Security Trustee;

23.1.15  there is a considerable deterioration in the financial position of the Borrowers which in the reasonable opinion of the Agent and the Security Trustee is likely to affect the ability of the Borrowers to pay all amounts due from time to time under this Agreement and/or the Security Documents;

23.1.16  any governmental or other consent, licence or authority required to make this Agreement and/or the Security Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrowers to perform their duties and discharge their liabilities hereunder or under the Security Documents is withdrawn or ceases to be in full force and effect unless the Borrowers procure that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Agent and the Security Trustee within fifteen (15) days of the said withdrawal or cessation;

23.1.17  any Vessel is a Total Loss and the Paying Agent and the Security Trustee shall not have received within ninety (90) days following the occurrence of the Total Loss (or such earlier date as the Total Loss claim is paid) from the Insurers the insurance proceeds paid in conformity with the terms of Clauses 10.3 and 10.4.

23.1.18  the Shipbuilding Contracts or the Refund Guarantees are rescinded or terminated for any reason whatsoever;

23.1.19  any Shipbuilding Contract is amended or varied in any material (in the opinion of the Agent and the Security Trustee) way without the prior written consent of the Agent and the Security Trustee;

23.1.20  the relevant Owner does not accept delivery of the relevant Vessel when tendered for delivery by Samsung;

23.1.21  a Vessel is not delivered to the relevant Owner by the Final Availability Date of the Post-Delivery Advances; or

23.1.22  the Refund Guarantors fail to pay under any Refund Guarantee.

23.2        Upon the occurrence of an Event of Default and at any time thereafter, the Agent may by notice to the Borrowers -

(a)           declare the Indebtedness immediately due and payable whereupon the same shall become so payable; and/or

(b)           by written notice to the Borrowers declare that the Commitment of the Banks shall be cancelled, whereupon the same shall be cancelled.

23.3        The Agent and the Security Trustee may take any other action, exercise any other right or pursue any other remedy conferred upon the Agent and the Security Trustee by this Agreement and/or the Security Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

24           PROCEEDS AND APPLICATION

24.1        All Proceeds received by the Agent and/or the Paying Agent shall be paid to the Security Trustee who shall apply such funds in accordance with the provisions of Clause 10.8 of the Intercreditor Deed. Subject to the provisions of Clause 10.4, all amounts received by the Security Trustee pursuant to Clause 10.8 of the Intercreditor Deed for and on behalf of the Creditors and all Debt Proceeds shall, notwithstanding anything to the contrary whether express or implied in any of the Security Documents, be applied and divided as follows:

24.1.1    First: in satisfying claims which at law rank in priority to sums owing under or in respect of any of the Finance Documents;

24.1.2    Secondly: in paying all proper costs, charges and expenses incurred by the Agent or the Paying Agent or the Security Trustee or any other Creditor in the enforcement of the Finance Documents or any part thereof, or in respect of the dissolution or liquidation of the relevant Obligor or otherwise in collecting the Distribution Monies.

24.1.3    Thirdly: in paying to the Senior Lenders interest, fees and other amounts, excluding unpaid principal, due and payable in respect of the Senior Debt including but not limited to Broken Funding Costs.

24.1.4    Fourthly: in paying to the Senior Lenders the principal due in respect of the Senior Debt pro-rata in the proportion which the total principal amount outstanding in respect of each of the Pre-Delivery Facility or the Post-Delivery Senior Facility (as the case may be) bearing to the total principal amount outstanding in respect of the Senior Debt.

24.1.5    Fifthly: in paying to the Post-Delivery Junior Lenders interest, fees and the amounts, excluding unpaid principal, due and payable in respect of the Post-Delivery Junior Facility Indebtedness including but not limited to Broken Funding Costs;

24.1.6    Sixthly: in paying to the Post-Delivery Junior Lenders the principal, due in respect of the Post-Delivery Junior Facility Indebtedness;

24.1.7    Seventhly:  in paying to the Swap Agent any and all amounts which many be owing to it under the Master Agreement;

24.1.8    Eightly: once the Indebtedness has been repaid to the Creditors to the full satisfaction of the Agent, the Paying Agent and the Security Trustee, then any balances shall be paid to the Borrowers.

24.2        If any Proceeds or Debt Proceeds recovered by the Agent, Paying Agent and the Security Trustee have to be repaid by the Agent, Paying Agent and the Security Trustee on the ground of unfair or fraudulent preference or on any other ground, the Agent, Paying Agent the Security Trustee and the Creditors shall have the same rights hereunder and/or under the other Finance Documents against the Borrowers as if such amounts had never been applied in payment of the Indebtedness.

25           FEES

25.1        The Borrowers shall pay to the Paying Agent for the account of the Banks and the Agent an arrangement fee in respect of the Facilities of Two hundred Forty thousand Dollars (US$ 240,000) on the date of execution of this Agreement.

25.2        The Borrowers shall pay to the Paying Agent the following agency fees throughout the Security Period:

(a)           in respect of the Pre-Delivery Facility Nine Thousand three hundred and Seventy Five Dollars (US$ 9,375)  for each three month period commencing on the earlier of (i) the

Drawdown Date of the first Advance of the Pre-Delivery Facility and (ii) 1st January 2003 and payable quarterly in advance; and

(b)           in respect of each of the Post-Delivery Senior Facility and the Post-Delivery Junior Facility an amount equal to zero point zero Five per cent (0.05%) per annum on the aggregate amount outstanding under the Post-Delivery Senior Facility and the Post-Delivery Junior Facility commencing on the date of drawdown of the first Advance of the Post-Delivery Senior Facility and payable quarterly in advance.

25.3        During the Availability Period the Borrowers shall pay to the Agent for the account of the Banks a commitment fee of zero point three percent (0.3%) on the aggregate amount of the Post-Delivery Facilities which is from time to time available and has not been drawndown from the date of this Agreement until the expiry of the Availability Period relating thereto less any amounts drawndown under the Pre-Delivery Facilities, such fee to be payable quarterly in arrears.

26           EXPENSES

26.1        The Borrowers shall reimburse the Agent, the Paying Agent, the Security Trustee and the Banks on demand for all reasonable charges and expenses incurred by the Agent, the Paying Agent, the Security Trustee and the Banks in connection with the preparation, negotiation and conclusion of this Agreement and the Security Documents (including, but not limited to, all costs and expenses of the Agent, the Paying Agent, the Security Trustee and the Banks in connection with the assignment, transfer and sub-participation of their rights under this Agreement) including fees and expenses of legal advisers and reasonable out-of-pocket expenses.

26.2        The Borrowers shall reimburse the Agent, the Paying Agent, the Security Trustee and the Banks on demand for all charges and expenses (including legal fees) incurred by the Agent and/or the Paying Agent and/or the Security Trustee and/or the Banks in or in connection with the exercise of the Agent’s and the Paying Agent’s and the Security Trustee’s and/or the Banks’ rights and powers under this Agreement and the Security Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and legal counsel instructed by the Agent and/or the Paying Agent and/or the Security Trustee and/or the Banks) and with the actual, attempted or purported enforcement of, or preservation of rights under, this Agreement or the Security Documents.

27           INDEMNITY

The Borrowers hereby undertake and agree to indemnify the Agent, the Paying Agent, the Security Trustee and the Banks, upon their first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses, premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to effect or maintain the Facilities or any part thereof.

28           STAMP DUTIES

The Borrowers shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the Security Documents. The Borrowers shall indemnify the Agent, the Paying Agent, the Security Trustee and the Banks against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrowers to pay any such taxes.

29           NO WAIVER

No failure to exercise and no delay in exercising on the part of the Agent, the Paying Agent, the Security Trustee and the Banks any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or future exercise thereof, or the exercise of any other right, power or privilege. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

30           PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute, rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect nor impair the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the law of any other jurisdiction.

31           THE AGENT, THE PAYING AGENT, THE SECURITY TRUSTEE, AND THE BANKS

31.1        Each Bank (which, for the purpose of this Clause, shall include the Swap Agent in its capacity as party to the Master Agreement) irrevocably appoints the Agent as its agent in connection with the administration of the Facilities, the Paying Agent in connection with all payments and repayments of the Indebtedness and the Security Trustee for the purposes of the Finance Documents and authorises each of them (whether or not by or through employees or agents) to take such action on such Bank’s behalf and to exercise such rights, remedies, powers and discretion’s as are specifically delegated to them by this Agreement and the Finance Documents, together with such powers and discretion’s as are reasonably incidental thereto. The Agent, the Paying Agent and the Security Trustee shall not however, have any duties, obligations or liabilities to the Banks beyond those expressly stated in this Agreement and the other Finance Documents.

31.2        The Agent shall:

(a)           promptly send to each Bank details of each communication received by it from the Borrowers under this Agreement or any other Finance Document, except that details of any communication relating to a Bank shall be sent only to that Bank as appropriate;

(b)           promptly send to each Bank a copy of any legal opinion delivered under this Agreement or any other Finance Document and of any document or information received by it under Clause 20;

(c)           subject to the other provisions of this Clause 31, act in accordance with any instructions from the Instructing Group or, if so instructed by the Instructing Group, refrain from exercising a right, power or discretion vested in it under this Agreement or any other Finance Document; and

(d)           have only those duties, obligations and responsibilities, of an administrative nature, expressly specified in this Agreement and the other Finance Documents.

31.3        The Paying Agent shall:

(a)           subject to the other provisions of this Clause 31, act in accordance with any instructions from the Instructing Group or, if so instructed by the Instructing Group, refrain from exercising a right, power or discretion vested in it under this Agreement and the other Finance Documents; and

(b)           immediately upon receipt of any Proceeds, pay such sums to the Security Trustee for application in accordance with the provisions of Clause 10.8 of the Intercreditor Deed;

(c)           immediately upon receipt of any Debt Proceeds, pay such sums to the Security Trustee for application in accordance with the provisions of Clause 24.1,

31.4        have only those duties, obligations and responsibilities expressly specified in this Agreement and the other Finance Documents. The Security Trustee shall -

(a)           subject to the other provisions of this Clause 31, act in accordance with any instructions from the Instructing Group or, if so instructed by the Instructing Group, refrain from exercising a right, power or discretion vested in it under this Agreement or the other Finance Documents;

(b)           have only those duties, obligations and responsibilities expressly specified in this Agreement and the other Finance Documents.

31.5        Each of the Agent, the Paying Agent and the Security Trustee may:

(a)           perform any of its functions under this Agreement and the other Finance Documents by or through its personnel or agents;

(b)           refrain from doing anything under this Agreement and the other Finance Documents until it has received instructions from the Instructing Group as to whether (and, if it is to be, the way in which) it is to be done and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Instructing Group;

(c)           treat (a) each Bank as the person entitled to repayment of the Facilities of which it is a lender and the Swap Agent as the person entitled to the payment of all Master Agreement Liabilities unless all or part of the relevant Banks’ Commitment has been transferred to another bank (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 33 whereupon such other bank shall be entitled to repayment of its share in the Commitment and (b) the office notified by each Bank to the Agent for this purpose before the signing of this Agreement (or, as the case may be, set out in the relevant Transfer Certificate) as its facility office unless the Agent has received from such Bank or such other bank a notice of change of facility office. Each of the Agent, Paying Agent and the Security Trustee may act on any such certificate until it is superceded by a further transfer;

(d)           refrain from disclosing any document or information if such disclosure (and may refrain from doing anything which) would or might in its opinion be contrary to any law, be a breach of any duty of secrecy or confidentiality or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any law and the Borrowers acknowledge that each of the Agent, the Paying Agent and the Security Trustee may release such information to such parties it is required to pursuant to the terms of the Intercreditor Deeds;

(e)           assume that no Event of Default or Potential Event of Default has occurred unless an officer of the Agent, the Paying Agent or the Security Trustee (as the case may be) acquires actual knowledge to the contrary; and

(f)            refrain from taking any step (or further step) to protect or enforce the rights of any person under this Agreement and the other Finance Documents until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

31.6        Each of the Agent, Paying Agent and the Security Trustee may:

(a)           rely on any communication, certificate, legal opinion or other document believed by it to be genuine;

(b)           rely as to any matter of fact which might reasonably be expected to be within the knowledge of any person on a statement by or on behalf of that person;

(c)           obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

(d)           provide to any person engaged to provide expert advice or services in connection with this Agreement and the other Finance Documents, copies of all information in its possession or to which it is entitled under or in connection with this Agreement and the other Finance Documents; and

(e)           retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account.

31.7        The Security Trustee hereby accepts its appointment and constitution under this Clause 31 as trustee in relation to the Trust Property and the Finance Documents with effect from the date of this Agreement and irrevocably acknowledges and declares that from such date it holds the same on trust for the Banks and that it shall apply, and deal with, the Trust Property in accordance with the provisions of this Agreement.

31.8        The trusts constituted or evidenced by this Agreement shall remain in full force and effect until whichever is the earlier of the expiration of a period of eighty (80) years from the date of this Agreement and the expiration of the Security Period.

31.9        The Agent or Security Trustee may not, except to the extent expressly authorised by the other provisions of this Agreement or any Finance Document, agree amendments or modifications to any of the Finance Documents.

31.10      With respect to any sums due to the Security Trustee for its own account under this Agreement and/or the other Finance Documents, the Agent, the Paying Agent and the Security Trustee shall have the same rights and powers under this Agreement as the

Banks and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Bank” shall, unless the context clearly otherwise indicates, include the Agent, Paying Agent and the Security Trustee in its individual capacity.

31.11      The Agent, which for the purpose of this Clause shall include the Paying Agent and the Security Trustee shall not  -

31.11.1  be obliged to request any certificate or opinion under this Agreement or any of the other Finance Documents unless (in the case of the Agent) so required in writing by any Bank, in which case the Agent shall promptly make the appropriate request or be obliged to make any enquiry as to any default in the performance or observance of any of the provisions of this Agreement or the other Finance Documents or as to the existence of an Event of Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by the Banks, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

31.11.2  be liable to any Bank for any action taken or omitted under or in connection with this Agreement and the other Finance Documents unless caused by its gross negligence or wilful misconduct.

31.12      The Agent and/or Security Trustee shall (subject to its being indemnified to its satisfaction) take such action or, as the case may be, refrain from taking such action with respect to any Event of Default of which the Agent and/or Security Trustee has actual knowledge, as the Instructing Group may reasonably direct.

31.13      Each Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Agent to induce it to enter into this Agreement and/or the other Finance Documents and that it has made and will continue to make, without reliance on the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrowers and its own independent investigation of the financial condition and affairs of the Borrowers in connection with the making and continuation of the Facilities under this Agreement and/or the execution of the Master Agreement. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide the Banks with any credit or other information with respect to the Borrowers.

31.14      Neither the Agent, nor the Paying Agent nor the Security Trustee shall have any responsibility to any Bank on account of the failure of the Borrowers to perform or to procure the performance of their obligations under this Agreement and/or the other Finance Documents or for the financial condition of the Borrowers or for the completeness or accuracy of any statements, representations or warranties in this

Agreement and/or the other Finance Documents or any document delivered under this Agreement and/or the other Finance Documents or for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement and/or the other Finance Documents or of any certificate, report or other document executed or delivered under this Agreement and/or the Security Documents or otherwise in connection with the Facilities and/or the Master Agreement Liabilities made available pursuant to this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Instructing Group. The Agent, the Paying Agent and the Security Trustee shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers.

31.15      The Agent, the Paying Agent and the Security Trustee may, without any liability to account to the Banks, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, the Borrowers or any Bank as if it were not the Agent, Paying Agent and the Security Trustee.

31.16      Each Bank shall reimburse the Agent and the Security Trustee in the proportion borne by its commitment to the Total Commitments, for the charges and expenses incurred by the Agent and/or Security Trustee in connection with the negotiation, preparation, syndication, execution and, where relevant, registration of this Agreement and the other Finance Documents and/or in contemplation of, or otherwise in connection with, the enforcement of, or the preservation of any rights under, or in carrying out its duties under, the Agreement and the Security Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall indemnify the Agent, Paying Agent and the Security Trustee in the proportion borne by its Commitment to the Total Commitments against all liabilities, damages, costs and claims whatsoever incurred by the Agent and/or the Security Trustee in connection with this Agreement and the Security Documents or any action taken or omitted by the Agent, the Paying Agent and the Security Trustee under this Agreement and the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s and/or the Security Trustee’s own gross negligence or wilful misconduct.

31.17      The Agent, the Paying Agent and the Security Trustee shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Security Documents as it affects the Agent, Paying Agent and the Security Trustee and every such determination (whether made upon a question actually raised or implied in the acts or proceedings of the Agent and the Security Trustee) shall be conclusive.

31.18      In its capacity as trustee in relation to the Finance Documents and in relation to the Trust Property, the Security Trustee -

31.18.1  shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the other Finance Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any other Finance Document provided that the Security Trustee may only exercise such powers and discretions to the extent that the Security Trustee is authorised so to exercise the same in accordance with the provisions of this Agreement and/or any other Finance Document;

31.18.2  shall be entitled to invest moneys forming part of the Trust Property and which, in the opinion of the Security Trustee may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify its investments and the Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments (and on the basis that any investment of any part or all of the Trust Property may, at the discretion of the Security Trustee be made or retained in the names of nominees); and

31.18.3  may, in the conduct of its obligations under and in respect of the Finance Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money) on the basis that -

(a)           any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such trusts; and

(b)           the Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent.

32           RETIREMENT OF THE AGENT, PAYING AGENT AND THE SECURITY TRUSTEE

32.1        Each of the Agent, the Paying Agent and the Security Trustee may and if requested by the Instructing Group shall (which the Instructing Group may only request if they have good cause to do so) retire its appointment under this Agreement and the other Finance Documents at any time without assigning any reason thereof or by giving not less than 30 days prior written notice to that effect to each of the other parties hereto, provided that no such retirement shall be effective until a successor for such Agent, Paying Agent and the Security Trustee is appointed in accordance with the following provisions of this Clause 32 -

32.1.1    if the Agent (which for the purpose of this clause shall refer to any one of the Agent or the Paying Agent or the Security Trustee, as the case may be) gives notice of its retiring pursuant to sub-clause 32.1, during the period of such notice -

(a)           the retiring Agent may appoint as successor Agent a banking corporation or financial institution or related company owned by such retiring Agent by at least 50% or a banking corporation or financial institution or related company owned by one of the Banks by at least 50%, without requiring for such appointment the prior written consent and/or consultation of the Instructing Group and/or the Borrowers, or such appointment not being applicable;

(b)           the Instructing Group may appoint as successor Agent any of the Banks, or failing such appointment;

(c)           the retiring Agent may appoint as successor Agent any reputable and experienced bank or financial institution or related company approved by the Instructing Group, with the prior consultation of the Borrowers;

33.1.2    if during the period of such notice no successor is so appointed pursuant to sub-clauses 32.1.1(a), (b) and (c), the retiring Agent may appoint a successor Agent itself any reputable and experienced bank or financial institution nominated by the Agent after consultation with the Borrowers;

and either the provisions of Clause 32.1.1 or 32.1.2 have been complied with.

32.2        Upon any such successor as aforesaid being appointed, the retiring Agent, Paying Agent or Security Trustee shall be discharged from any further obligation under this Agreement and the other Finance Documents and its successor and each of the other parties to this Agreement and/or the other Finance Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement and/or the other Finance Documents in place of the retiring Agent or Paying Agent or Security Trustee and the parties to this Agreement and/or the other Finance Documents and the successor agent, successor paying agent and the security trustee shall, prior to such retirement, execute such amendments to this Agreement and/or the other Finance Documents as may be necessary as a result of such substitution.

33           ASSIGNMENTS AND TRANSFERS

33.1        This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns and transferees;

33.2        No Borrower (in any of its capacities) shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder or under the Subject Documents;

33.3        Any Bank may at any time assign to any one or more banks or other financial institutions all or any part of such Bank’s rights and benefits hereunder or transfer in accordance with Clause 33.5 all or any part of such Bank’s rights, benefits and obligations to any bank or financial institution provided that (a) (except in the case of such an assignment or transfer to an affiliate of such Bank) no such assignment or transfer may be made without the prior written consent of the Borrowers (any such consent not to be unreasonably withheld) and (b) no such assignment or transfer shall be made if the result thereof, at the time of such assignment or transfer or immediately thereafter, would be that the Borrowers would be liable to pay an additional amount or amounts pursuant to Clause 15.1 or 15.2 (Taxes) which additional amount or amounts would not have been payable had no such assignment or transfer occurred, unless the assignee or Transferee accepts responsibility to reimburse that Borrower for any additional amount or amounts;

33.4        If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 33.3, then, unless and until the assignee has undertaken to all the other parties hereto that it shall be under the same obligations towards each of them as it would have been under if it had been party hereto, the other parties hereto shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party hereto;

33.5        Subject to the provisions of Clauses 33.6, 33.7 and 33.8, if any Bank wishes to transfer all or any part of its Commitment as contemplated in Clause 33.3, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate (together with the related consent from the Borrowers) and upon the later of the date of receipt by the Agent of such Transfer Certificate and the date of transfer specified therein:

(i)            the Commitment of such Bank party to such Transfer Certificate shall be reduced by the amount expressed in such Transfer Certificate to be transferred to the Transferee;

(ii)           the Transferee party to such Transfer Certificate shall become a party hereto as a Bank entitled to the rights and liable to observe the obligations of a Bank with a Commitment equal to the amount expressed in such Transfer Certificate to be transferred to such Transferee; and

(iii)         the other parties hereto shall acquire the same rights and benefits (including but not limited to rights in the trust declared by the Security Trustee in Clause 33) and assume the same obligations between themselves vis-à-vis the Transferee as they would have acquired and assumed had such Transferee been an original party hereto as the Bank with a Commitment equal to the amount expressed in such Transfer Certificate to be transferred to the Transferee.

33.6        Each of the parties hereto confirms that (a) the delivery to a Transferee of a Transfer Certificate signed by a Bank constitutes an irrevocable offer by each of the parties hereto to accept such Transferee (subject to the conditions set out herein) as a Bank party hereto with the rights and obligations so expressed to be transferred and (b) such offer may be accepted by such Transferee by the execution of such Transfer Certificate by such Transferee and (c) the provisions of this Agreement shall apply to the contract between the parties thereto arising as a result of the acceptance of such offer;

33.7        the Transferee and all other relevant parties undertake to execute all further documents, at the expense of the Transferee, to give effect and validity to the required transfer of all interests in the Trust Property and Security Documents in consequence of the Transfer Certificate;

33.8        Any transfer pursuant to this Clause 33 of part of a Bank’s Commitment shall be in a minimum amount of US$3,000,000 and an integral multiple of US$1,000,000;

33.9        On the date on which a transfer takes effect pursuant to this Clause 34 the Transferee in respect of such transfer shall pay to the Agent for its own account a fee of US$500;

33.10      The Agent and the Security Trustee shall not be obliged to accept any Transfer Certificate received by it hereunder and no such Transfer Certificate may take effect on any day on or after the receipt by the Agent of a Notice Drawdown and prior to the relevant Drawdown Date;

33.11      The Agent shall promptly notify the Borrowers of the receipt by it of any Transfer Certificate, identifying in such notice the parties thereto in their respective capacities and the portion of the Commitment transferred (as specified in such Transfer Certificate); and

33.12      The Agent shall be fully entitled to rely on any Transfer Certificate delivered to it in accordance with the foregoing provisions which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Bank and the Transferee and shall have no liability or responsibility to any party as a consequence of placing reliance upon and acting in accordance with any such Transfer Certificate;

33.13      Any Bank may provide or disclose to any actual or potential Transferee or assignee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement, a copy of this Agreement, copies of all information provided by the Borrowers pursuant to each Subject Document to which they are party, details of drawings made by the Borrowers thereunder, information regarding the performance of the Borrowers of its obligations thereunder;

33.14      A Bank may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)           on the date of which the Agent receives a notice; and

(b)           the date, if any, specified in the notice as the date on which the change shall come into effect.

33.15      On receiving such a notice, the Agent shall notify the Borrowers, the Paying Agent and the Security Trustee and until the Agent receives such a notice, it shall be entitled to assume that a Bank is acting through its lending office of which the Agent last had notice.

34           LANGUAGE

34.1        Each document, instrument, certificate or statement referred to herein or to be delivered hereunder by the Borrowers shall, if not in the German or English language, be accompanied by an English translation thereof certified by the Borrowers, which translation shall prevail in the case of conflict with the non-English or non-German version.

35           NON-IMMUNITY

35.1        The Borrowers do not have any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of England or any other jurisdiction.

35.2        The exercise by the Borrowers of their rights and performance and discharge of their duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

35.3        To the extent that the Borrowers may in any jurisdiction, in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the Security Documents, claim for themselves or their assets immunity from suit, judgment, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to themselves or their assets any such immunity (whether or not claimed), the Borrowers hereby irrevocably agree not to claim and hereby irrevocably waive any such immunity to the full extent permitted by the laws of such jurisdiction.

36           NOTICES

36.1        Every notice, demand or other communication under this Agreement shall be in writing and may be given or made by telefax.

36.2        Any notices or other documents to be served on the Borrowers hereunder or pursuant hereto may be served on the Manager and are to be addressed to c/o Danaos Shipping Company Limited, 57, Akti Miaouli, 185 36 Piraeus, Greece facsimile no, +30 210 429-3592 telex no. 212133 DECU GR and, in the case of a telefax, shall be deemed to have been received at the time it is sent (provided it is in business hours in the place of receipt otherwise the next Business Day in the place of receipt and that an error free transmission slip is issued on completion of transmission) and, in the case of a letter, shall be effective on the actual receipt thereof by the Borrowers.

36.3        Any notices or other documents to be sent to the Agent shall be sent to it at 28, Diligianni Street, 145 62 Kifissia, Greece, facsimile no. +30 210  6234192-3 and, in the case of a telefax, shall be deemed to have been received at the time it is sent (provided it is in business hours in the place of receipt otherwise the next Business Day in the place of receipt and that an error free transmission slip is issued on completion of transmission) and, in the case of a letter, shall be effective on the actual receipt thereof by the Agent.

36.4        Any notice or other document to be sent to the Paying Agent and for the Security Trustee shall be sent to it at Gerhart–Hauptmann–Platz–50, D-20095, Hamburg, Germany, facsimile no. +49 40 3333 34118 and, in the case of a telefax, shall be deemed to have been received at the time it is sent (provided it is in business hours in the place of receipt otherwise the next Business Day in the place of receipt and that an error free transmission slip is issued on completion of transmission) and, in the case of a letter, shall be effective on the actual receipt thereof by the Agent.

37           APPLICABLE LAW AND JURISDICTION

37.1        This Agreement shall be governed by and construed in accordance with the laws of England.

37.2        Any legal action or proceedings arising out of or in connection with this Agreement and the other Finance Documents may be brought in the English Courts. The Borrowers hereby accept for themselves and their assets and revenues generally and unconditionally the jurisdiction of the aforesaid courts. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Agent, the Paying Agent and the Security Trustee to bring any legal action or proceedings with respect to this Agreement in any competent jurisdiction and/or the competent court where the Vessel may be found. The Borrowers hereby irrevocably waive any objection they may now or hereafter have to the selection of venue of any such action or proceedings and any claim they may have that such action or proceedings have been brought in an inconvenient forum. Nothing herein contained shall affect the right of the Agent and the Security Trustee to serve process in any other manner permitted by law.

38           AGENT FOR SERVICE OF PROCESS

38.1        The Borrowers jointly authorise and appoint SH Process Agents Limited currently located at One St Pauls Churchyard, London EC4M 8SH (or such other person being a firm of solicitors in England as they may from time to time substitute by notice to the Agent) to accept service of all legal process arising out of or connected with this Agreement and each of the other Finance Documents of which they are party and service on such person (or substitute) shall be deemed to be service on the Borrowers. Except upon a substitution the Borrowers shall not revoke any such authority or appointment and shall at all times maintain an agent for service of process in England and if any such agent ceases for any reason to be an agent for this purpose shall forthwith appoint another agent and advise the Agent accordingly.

39           THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.

40           COUNTERPARTS

This Agreement shall be executed in any number of counterparts, each of which shall constitute an original.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

BORROWERS

Signed by	)
)
)
the duly authorised attorney-in-fact	)
for and on behalf of	)
Containers Services Inc.	)
in the presence of -)

Signed by	)
)
)
the duly authorised attorney-in-fact	)
for and on behalf of	)
Containers Lines Inc.	)
in the presence of -)

AGENT

Signed by	)
)
)
the duly authorised attorney-in-fact	)
for and on behalf of Aegean Baltic Bank S.A.	)
in the presence of -)

PAYING AGENT AND SECURITY TRUSTEE

Signed by	)
)
)
the duly authorised attorney-in-fact	)
for and on behalf of	)

HSH NORDBANK AG	)
in the presence of -)

BANK

Signed by	)
)
)
the duly authorised attorney-in-fact	)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of -)

PARTY TO THE MASTER AGREEMENT

Signed by	)
)
)
the duly authorised attorney-in-fact	)
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of -)

SCHEDULE 1

THE BANKS AND THEIR COMMITMENTS

Pre-Delivery Facility

NAME OF BANK	COMMITMENT

HSH NORDBANK AG	US$	49,000,000

Post-Delivery Senior Facility

NAME OF BANK	COMMITMENT

HSH NORDBANK AG	US$	45,000,000

Post-Delivery Junior Facility

NAME OF BANK	COMMITMENT

HSH NORDBANK AG	US$	15,000,000

SCHEDULE 2

NOTICE OF DRAWDOWN

Dated [                 ] 2002

To:          [Insert name of Agent]

[Insert address of Agent]

Dear Sirs

FINANCIAL AGREEMENT DATED [           ] 2002

We refer to the above Agreement and hereby give you this Drawdown Notice in accordance with Clause 4 thereof.

We hereby give you notice that we wish an Advance be made as follows: [amount] [date] the proceeds of the Advance to be transferred to [account] [Bank details].

Terms defined in the Agreement shall have the same meanings when used in this Notice of Drawdown.

Yours faithfully

For and on behalf
[ ]

SCHEDULE 3

FORM OF TRANSFER CERTIFICATE

To:          [Agent]

TRANSFER CERTIFICATE

relating to the agreement (the ‘Agreement’) dated                   2002 made between (1) Containers Services Inc. and Containers Lines Inc.., (2) Aegean Baltic Bank S.A. as Agent (3) HSH Nordbank AG (as Paying Agent and Security Trustee) (4) HSH Nordbank AG, (as Bank). Terms defined in the Agreement shall bear the same meaning herein.

1.          Transferor (the ‘Bank’) hereby confirms the accuracy of the summary of its Commitment in the Agreement set out in the Schedule below and requests [Transferee] (the ‘Transferee’) to accept and procure the transfer to the Transferee of the portion of such Commitment specified in the Schedule by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

2.          The Transferee hereby requests the Agent to accept this transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 31 and Clause 33 (Assignments) of the Agreement so as to take effect in accordance with the terms thereof on the date of receipt by it of this Transfer Certificate or (if later) on [specify date of transfer] subject only to the provisions of the Agreement.

3.          The Transferee confirms that it has received from the Bank a copy of the Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank or any other party to the Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on the Bank or any other party to the Agreement to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of each Borrower or any other party to the Agreement.

4.          Execution of this Transfer Certificate by the Transferee constitutes its representation to the Bank and all other parties to the Agreement that it has power to become a party to the Agreement as a Bank on the terms herein and therein set out, has taken all necessary steps to authorise execution and delivery of this Transfer Certificate.

5.          The Transferee hereby undertakes with the Bank and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions subject to which this Transfer Certificate is expressed to take effect.

6.          The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any document relating thereto and assumes no responsibility for the financial condition of each Borrower or any other party to the Agreement or for the performance and observance by each Borrower or any other such party of any of its obligations under the Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.          The Bank hereby gives notice that nothing herein or in the Agreement (or any document relating thereto) shall oblige the bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by each Borrower or any other party to the Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

8.          This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

Notes:

(i)            A transfer fee of US$500 is payable by the Transferee to the Agent for its own account on the date upon which the transfer takes effect.

(ii)           The Borrowers written consent to the transfer is delivered to the Agent with this Transfer Certificate.

AS WITNESS the hands of the authorised signatures of the parties hereto on the date appearing below.

THE SCHEDULE

Commitment	Portion Transferred

[Transferor]	[Transferee]

By:	By:

Date:	Date:

Administrative Details of Transferee

Facility Office:

Contact Name:

Account for payments in dollars:

Account for payments in sterling:

Account for payments in Euros:

Telephone:

Telex:

Telefax

Allen & Overy LLP

EXECUTION VERSION

SUPPLEMENTAL AGREEMENT

DATED 21 APRIL, 2005

BETWEEN

CONTAINER SERVICES INC. and CONTAINERS LINES INC.

as Borrowers

AND

DANAOS HOLDINGS LIMITED

as Guarantor

AND

The BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1

as Banks

AND

AEGEAN BALTIC BANK S.A.

as Agent

AND

HSH NORDBANK AG

as Paying Agent and Security Trustee

relating to a FINANCIAL AGREEMENT

dated 17th December 2002 and amended and restated pursuant to a

Supplemental Agreement dated 18th February, 2004

1

2

THIS AGREEMENT is dated 21 April, 2005 between:

(1)                                  CONTAINERS SERVICES INC. and CONTAINERS LINES INC. each being a corporation organised and existing under the laws of the Republic of Liberia each having its registered office at 80 Broad Street, Monrovia, Liberia (the Borrowers);

(2)                                  DANAOS HOLDINGS LIMITED a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (the Guarantor);

(3)                                  HSH NORDBANK AG as paying agent and security trustee (in this capacity the Security Trustee).

(4)                                  The BANKS listed in Schedule 1 (the Banks); and

(5)                                  AEGEAN BALTIC BANK S.A. of 28, Diligianni Street, Kifissia 14562, Athens, Republic of Greece (the Agent).

BACKGROUND

(A)                              This Agreement is supplemental to and amends a financial agreement dated 17th December, 2002 between, the Borrowers, the Security Trustee, the Banks, the Agent and the Paying Agent as previously amended and restated by a supplemental agreement dated 18th February, 2004 between the parties hereto (the Financial Agreement).

(B)                                This Agreement is supplemental to and amends a guarantee agreement dated 17th December, 2002 between the Security Trustee, the Banks, the Agent and the Paying Agent (the Danaos Guarantee).

(C)                                The Borrowers have requested that the Security Trustee agree to certain amendments to the Financial Agreement and to the Danaos Guarantee and accordingly the parties have agreed to amend the Financial Agreement and the Danaos Guarantee on the terms set out in this Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

(a)                                  Effective Date means  the date upon which the Agent has issued the notification referred to in Clause 2.1 (Conditions Precedent) or such other date as the Borrowers and the Agent may agree.

(b)                                 Fee Letter means any letter entered into by reference to this Agreement between the Paying Agent and the Borrowers setting out the amount of certain fees referred to in this Agreement.

(c)                                  Capitalised terms defined in the Financial Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(d)                                 References in the Financial Agreement to this Agreement and expressions of similar import shall be deemed to be references to the Financial Agreement as amended and restated by this Agreement and to this Agreement.

3

(e)                                  References in the Danaos Guarantee to this Guarantee and expressions of similar import shall be deemed to be references to the Danaos Guarantee as amended by this Agreement and to this Agreement.

(f)                                    The provisions of Clause 1.2 (Construction) of the Financial Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Financial Agreement are to be construed as references to this Agreement.

2.                                      CONDITIONS PRECEDENT

2.1                                 The provisions of Clause 3 (Amendments) shall take effect on and from the date that the Agent notifies the Borrowers, the Guarantor and the Banks that it has received all of the documents and evidence set out in Schedule 4 (Conditions precedent documents) in form and substance satisfactory to the Agent and the Security Trustee. The Agent must give this notification to the Borrowers, the Guarantor and the Banks promptly upon being so satisfied.

2.2                                 If the Effective Date has not occurred by the date falling 30 days after the date of this Agreement or such other date as may be agreed between the parties, the Financial Agreement and the Danaos Guarantee will not be amended in the manner contemplated by this Agreement.

3.                                      AMENDMENTS

(a)                                  Subject as set out below, the Financial Agreement will be amended from the Effective Date so that it reads as if it were restated in the form set out in Schedule 2 (Restated Financial Agreement).

(b)                                 Subject as set out below, the Danaos Guarantee will be amended from the Effective Time as more particulary described in Schedule 3 (Amendments to Danaos Guarantee).

4.                                      REPRESENTATIONS

4.1                               Representations

The representations set out in this Clause are made by each of the Borrowers and the Guarantor on the date of this Agreement to each Creditor.

4.2                               Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of this Agreement and the transactions contemplated by this Agreement.

4.3                               Legal validity

Subject to any general principles of law limiting its obligations and specifically referred to in any legal opinion delivered under Schedule 4 (Conditions precedent documents), this Agreement constitutes its legally binding, valid and enforceable obligation.

4.4                               Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)                                  any law or regulation applicable to it; or

(b)                                 conflict with its or, in respect of the Guarantor any of its Subsidiaries’ constitutional documents; or

4

(c)                                  conflict with any document which is binding on it or , in respect of the Guarantor any of its Subsidiaries, or any of its or, in respect of the Guarantor its Subsidiaries’ assets.

4.5                               Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect.

4.6                               Financial Agreement and Danaos Guarantee

The representations set out in Clause 16 (Representations and Warranties) of the Financial Agreement in respect of the Borrowers and Schedule 3 of the Danaos Guarantee in respect of the Guarantor are true as if made on the date of this Agreement and as if references to the Financial Agreement are references to the Financial Agreement, as amended and restated by this Agreement, and as is references to the Danaos Guarantee are references to the Danaos Guarantee as amended by this Agreement, with reference to the facts and circumstances then existing.

5.                                      CONSENTS

(a)                                  Each of the Borrowers and the Guarantor confirms its consent to the amendment and restatement of the Financial Agreement as contemplated by this Agreement and, with effect from the Effective Date, confirms that in respect of any security which has been created or guarantee which has been given in favour of the Security Trustee as agent and trustee for each Creditor under a Finance Document, that security or guarantee includes all the liabilities and obligations of the Creditor to the Creditors under the Finance Documents as amended.

(b)                                 For avoidance of doubt, the Guarantor confirms and acknowledges that the Danaos Guarantee (as amended pursuant to this Agreement) remains in full force and effect notwithstanding the amendment and restatement of the Financial Agreement pursuant to this Agreement.

6.                                      MISCELLANEOUS

(a)                                  Each of this Agreement, the Financial Agreement, as amended by this Agreement, and the Danaos Guarantee, as amended by this Agreement, is a Finance Document.

(b)                                 Subject to the terms of this Agreement, the Financial Agreement will remain in full force and effect and the Financial Agreement and this Agreement will be read and construed as one document.

(c)                                  Subject to the terms of this Agreement, the Danaos Guarantee will remain in full force and effect and the Danaos Guarantee and this Agreement will be read and construed as one document.

(d)                                 The Borrowers agree to pay the Paying Agent a restructuring fee for Banks in the manner agreed in the Fee Letter between the Paying Agent and the Borrowers.

7.                                      GOVERNING LAW

This Agreement is governed by English law.

8.                                      ENFORCEMENT

8.1                               Jurisdiction

(a)                                 The English courts have jurisdiction to settle any dispute in connection with any Finance Document.

5

(b)                                 The English courts are the most appropriate and convenient courts to settle any such dispute.

(c)                                  This Clause is for the benefit of the Creditors only. To the extent allowed by law, the Creditors may take:

(i)                                     proceedings in any other court; and

(ii)                                  concurrent proceedings in any number of jurisdictions.

8.2                               Service of process

(a)                                  Each of the Borrowers and the Guarantor irrevocably appoints SH Process Agents Limited of One St Paul’s Churchyard, London, EC4M 8SH as its agent under the Finance Documents to which it is a party for service of process in any proceedings before the English courts.

(b)                                 If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrowers and the Guarantor must immediately appoint another agent on terms acceptable to the Security Trustee. Failing this, the Security Trustee may appoint another agent for this purpose.

(c)                                  Each of the Borrowers and the Guarantor agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)                                 This Clause does not affect any other method of service allowed by law.

8.3                               Waiver of immunity

Each of the Borrowers and the Guarantor irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought by a Creditor against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)                                 consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                                  waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

6

SCHEDULE 1

THE BANKS AND THEIR COMMITMENTS

Pre-Delivery Facility

NAME OF BANK	COMMITMENT

HSH Nordbank AG	US$	49,000,000

Post-Delivery Senior Facility

NAME OF BANK	COMMITMENT

HSH Nordbank AG	US$	20,000,000

Dresdner Bank AG	US$	25,000,000

Post-Delivery Junior Facility

NAME OF BANK	COMMITMENT

HSH Nordbank AG	US$	15,000,000

7

SCHEDULE 2

RESTATED FINANCIAL AGREEMENT

8

SCHEDULE 3

AMENDMENTS TO DANAOS GUARANTEE

As of and with effect from the Effective Time the Danaos Guarantee shall be amended as follows:

1.                                       The definition of “Group Vessel” and “Group Vessels” in Schedule 3 to the Danaos Guarantee shall be amended by deleting the words “collectively the Vessels and any other vessels including vessels under construction or owned or, in the case of a vessel under construction, ordered by” and inserting the words “the vessels owned by and registered (or to be owned by and registered) in the name of”;

2.                                       The definition of “Group Vessels Values” in Schedule 3 to the Danaos Guarantee shall be amended by deleting the words “(which shall consist of the acquisition price for each Group Vessel, all material expense incurred in the acquisition (including the cost of financing) and subsequent expenditures which appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the Group Vessel, less depreciation computed in accordance with the Applicable Accounting Principles)-” and inserting the words “determined in accordance with the Applicable Accounting Principles.”;

3.                                       The definition of “Liquid Funds” in Schedule 3 to the Danaos Guarantee shall be amended by deleting the word “Encumbrances” in paragraph (a) and inserting the words “Security Interest (other than a Security Interest created under a Bank Credit Agreement)” and deleting the words “rated at least as having an investment grade A1 and is free of any Encumbrances” in paragraph (b) and inserting the words “free of any Security Interest (other than a Security Interest created under a Bank Credit Agreement)”;

4.                                       The definition of “Net Consolidated Indebtedness” in Schedule 3 to the Danaos Guarantee shall be amended by deleting the words “the amount of” and deleting the words “reduced by an amount of US$5,000,000”;

5.                                       The definition of “Net Worth” in Schedule 3 to the Danaos Guarantee shall be deleted in its entirety and replaced with the words “means, in respect of the relevant period, the Total Shareholders Equity as defined by the Applicable Accounting Principles”;

6.                                       The definition of “Pro Forma” in Schedule 3 to the Danaos Guarantee shall be amended by deleting the words “paragraph 3(h)(iii)(2)” and inserting the words “paragraph 3(h)(ii)(1)”;

7.                                       The following new definition shall be inserted into Schedule 3 to the Danaos Guarantee:

““Security Interest” means

(a)                                  a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)                                 the rights of the plaintiff under an action in rem in which the asset concerned has been arrested or a writ has been issued or similar step taken; and

(c)                                  any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had it held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;”

9

8.                                       The definition of “Tangible Fixed Assets” in Schedule 3 to the Danaos Guarantee shall be amended by deleting the word “Tangible” from the definition and deleting the word “tangible” before the words “fixed assets” and all references to “Tangible Fixed Assets” in Schedule 3 to the Danaos Guarantee will be construed to be references to “Fixed Assets”.

9.                                       The definition of “Total Oustanding Debt” in Schedule 3 to the Danaos Guarantee shall be deleted in its entirety and replaced with the following and replaced with the words “means, in respect of the relevant period, the aggregate amount of principal due under the Bank Credit Agreements less cash held with banks or other financial institutions and any other short-term investments over which, in each case, a Bank Credit Agreement has created a Security Interest”;

10.                                 Clause 3(c)(i) of Schedule 3 to the Danaos Guarantee will be amended by deleting the words “shall be at least” and inserting the words “will always exceed”;

11.                                 Clause 3(c)(ii) of Schedule 3 to the Danaos Guarantee will be amended by deleting the value “100,000,000” and inserting the value “250,000,000”;

12.                                 Clauses 3(c)(v), (vi) and (vii) of Schedule 3 to the Danaos Guarantee shall be deleted in their entirety;

13.                                 Clause 3(h) of Schedule 3 to the Danaos Guarantee shall be amended by inserting the words “, nor permit any Subsidiary to “ after the words “without the Banks’ consent to”;

14.                                 Clause 3(h)(i) of Schedule 3 to the Danaos Guarantee shall be deleted in its entirety and replaced by the words “incur additional Financial Indebtedness”;

15.                                 Clause 3(h)(ii) and (iii) of Schedule 3 to the Danaos Guarantee shall be deleted in their entirety and the following new Clause 3(h)(ii) shall be inserted:

“(ii)                            declare or pay any dividend or other distribution to shareholders unless after the effectuation of the events stated under 3(h)(i) and 3(h)(ii) as the case may be –

(1)                              the ratio of EBITDA to the Net Interest Expenses would be at least 2.50 to 1 on a Pro Forma Basis for the period immediately preceding the date thereof for which Financial Statements are available; and

(2)                               the Liquid funds of the Group would not be less than US$30,000,000”.

16.                                 The following new Clause 3(k) shall be inserted into Schedule 3 to the Danaos Guarantee:

“to procure that all the capital stock of the Borrowers is owned directly or indirectly by the Guarantor and that the present shareholders of the Guarantor shall maintain at all times beneficial ownership or control, directly or indirectly, of at least sixty per centum (60%) of each Borrower’s capital stock.”

17.                                 The following new Clause 3(l) shall be inserted into Schedule 3 to the Danaos Guarantee:

“without limitation to Clause 3(k), not, without the prior written consent of the Security Trustee, to sell, transfer, lend, lease or otherwise dispose of (in any such case otherwise than for full consideration in the ordinary course of trading) any of its shares in any Borrower or the whole or, in the opinion of the Security Trustee, any substantial part of its business, property or assets, whether by a single transaction or by a series of transactions (related or not).”

10

SCHEDULE 4

CONDITIONS PRECEDENT DOCUMENTS

1.                                       A copy of the constitutional documents of the Borrowers or, if the Security Trustee and the Agent already have a copy, a certificate of an authorised signatory of each of the Borrowers confirming that the copy in the Security Trustee’s and Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                       A copy of a resolution of the board of directors of each of the Borrowers (or a committee of its board of directors) approving the terms of, and the transactions contemplated by, this Agreement.

3.                                       If applicable, a copy of a resolution of the board of directors of each of the Borrowers establishing the committee referred to in paragraph 2 above.

4.                                       A certificate of an authorised signatory of each of the Borrowers certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.                                       A copy of any other authorisation or other document, opinion or assurance which the Security Trustee or the Agent has notified the Borrowers is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

6.                                       A copy of the constitutional documents of the Guarantor or, if the Security Trustee and the Agent already has a copy, a certificate of an authorised signatory of the Guarantor confirming that the copy in the Security Trustee’s and the Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

7.                                       A copy of a resolution of the board of directors of the Guarantor (or a committee of its board of directors) approving the terms of, and the transactions contemplated by, this Agreement.

8.                                       If applicable, a copy of a resolution of the board of directors of the Guarantor establishing the committee referred to in paragraph 7 above.

9.                                       A certificate of an authorised signatory of the Guarantor certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

10.                                 A copy of any other authorisation or other document, opinion or assurance which the Security Trustee or the Agent has notified the Guarantor is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

11.                                 A duly executed original of the Fee Letter.

12.                                 Deeds of release and reassignment of the Retention Account Charges.

13.                                 A legal opinion of Allen & Overy, English legal advisers to the Security Trustee and the Agent addressed to the Creditors.

11

14.                                 A legal opinion of Seward & Kissel, Liberian legal advisers to the Security Trustee and the Agent, addressed to the Creditors.

15.                                 A duly executed original of a supplemental agreement in relation to the Deeds of Counter-Indemnity between the Sponsor and the Security Trustee.

16.                                 A letter from the Guarantor to the Sponsor and Security Trustee consenting to the amendments to each of the Deeds of Counter Indemnity.

17.                                 A letter from Lloyds TSB Equipment Leasing (No. 6) Limited to the Sponsor and Security Trustee consenting to the amendments to each of the Deeds of Counter Indemnity.

18.                                 Confirmation from the Agent of receipt of the fees described in the Fee Letter together with such amount of costs and expenses incurred by the Creditors (including, without limitations, by way of legal fees) as shall be advised to the Borrowers by the Security Trustee.

19.                                 A letter from SH Process Agents Limited agreeing to its appointment as process agent for the Borrower and the Guarantor under the Finance Documents.

12

Exhibit 10.6

SIGNATORIES

Borrowers

CONTAINERS SERVICES INC.

By:	[ILLEGIBLE]

CONTAINERS LINES INC.

By:	[ILLEGIBLE]

Paying Agent and Security Trustee

HSH NORDBANK AG

By:	/s/ Oliver Brandt	/s/ Gunnar Kordes

The Guarantor

DANAOS HOLDINGS LIMITED

By:	[ILLEGIBLE]

The Agent

AEGEAN BALTIC BANK S.A,

By:

Banks

HSH NORDBANK AG

By:	/s/ Oliver Brandt	/s/ Gunnar Kordes

DRESDNER BANK AG

By:

13